SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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INTERSIL CORPORATION

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DEAR FELLOW SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders (“Annual Meeting”) of Intersil Corporation (“Intersil” or the “Company”), which will be held at Intersil’s corporate headquarters located at 1001 Murphy Ranch Road, Milpitas, CA 95035 on May 7, 2008 at 8:00 a.m. Pacific Time. At this meeting you will be asked to vote on several proposals recommended unanimously by the Board of Directors. In this letter, I am highlighting the importance of Proposal 3—our 2008 Equity Compensation Plan proposal.

This year we are requesting that you approve our new 2008 Equity Compensation Plan which will replace the 1999 Equity Compensation Plan, if approved. We are also requesting that you authorize an initial 12.3 million shares (9.7% of our total shares outstanding) for granting under our 2008 Equity Compensation Plan. Currently, approximately 9.6M shares remain approved in the 1999 Equity Compensation Plan. Thus, your approval of the 2008 Equity Compensation Plan will result in a net increase of approximately 2.7M shares. Upon approval of the 2008 Equity Compensation Plan and the initial shares requested for issuance, all remaining shares under the 1999 Equity Compensation Plan will be cancelled.

In 2007, Intersil continued to outperform our peer group of companies in several key financial metrics. We have assembled one of the most experienced and talented teams of individuals and management in our industry. This talent, combined with our high performance results-oriented culture, has resulted in financial performance which has positioned Intersil as one of the premier high performance analog companies in the semiconductor industry. Intersil continues to be one of the few companies in the semiconductor industry which ties the distribution of certain stock awards to executives to the financial performance of our company relative to a peer group of companies. This approach ensures we create and maintain an alignment of interests between shareholders and our senior executives.

Intersil’s 2008 Equity Compensation Plan is essential to our future success. It is vital that we continue to utilize equity grants to motivate our engineering, operations and sales teams to design, manufacture and sell the high performance analog products that sustain Intersil as one of the most successful analog companies. In addition, the program is necessary to successfully recruit and retain talented employees in this very competitive semiconductor industry.

Our equity compensation program is focused on rewarding key technical employees and other top performers throughout the organization. We have a philosophy of differentiating the distribution of equity grants based on performance and technical expertise, thus ensuring there is a connection between equity grants and growing shareholder value.

Our Board of Directors and I strongly encourage you to vote to ratify and approve our equity compensation program. We look forward to maintaining a workforce which has the competencies necessary to continue competing successfully in the semiconductor industry.

In this proxy statement, you will find more information regarding Intersil’s proposals, including the proposal related to our 2008 Equity Compensation Plan.

We look forward to seeing you at the Annual Meeting. We appreciate your support and continued interest in Intersil Corporation.

David B. Bell	Milpitas, California
Chief Executive Officer, President and Director	March 24, 2008

YOUR VOTE IS IMPORTANT

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone, or by requesting and mailing a proxy card. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the Notice of Availability of Proxy Materials concerning each of these voting options. Should you receive more than one Notice of Availability of Proxy Materials, please be sure to vote in response to each proposal so that all your shares will be voted. If your shares are held of record by a broker, bank, or other nominee, you will not be able to vote in person at the Annual Meeting unless you first obtain a ballot issued in your name from the record holder which you may receive by declaring your intention to vote in person on the website designated in the Notice of Internet Availability of Proxy Materials.

If you are not certain that you will attend the Annual Meeting in person, please promptly complete the proxy online, or by telephone, or request, complete and return a paper proxy, each in accordance with the instructions provided in the Notice of Availability of Proxy Materials. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

[LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 7, 2008
Time:	8:00 a.m. Pacific Time
Place:	Intersil Corporation’s Headquarters, 1001 Murphy Ranch Road, Milpitas, California 95035

Purpose:

1.	To elect nine directors to serve on the Company’s Board of Directors until the next annual meeting of shareholders, or until their successors are duly elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent, registered certified public accountants.

3.	To approve and adopt the 2008 Equity Compensation Plan with 12.3 million shares available for issuance under the plan.

4.	To ratify an amendment to increase the number of shares authorized under the 2000 Employee Stock Purchase Plan from 2,333,334 to 2,533,334, an increase of 200,000 shares available for issuance.

5.	To transact any other business that may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Whether or not you plan to attend the Annual Meeting, please cast your vote as instructed in the Notice of Availability of Proxy Materials.

You are entitled to vote if you were a shareholder at the close of business on Thursday, March 13, 2008.

By Order of the Board of Directors

Thomas C. Tokos	Milpitas, California
Vice President, General Counsel and Secretary	March 24, 2008

Admittance to the meeting will be limited to shareholders eligible to vote or their authorized representative(s). Beneficial owners holding shares through an intermediary such as a bank or broker will be admitted only upon proof of ownership.

INTERSIL CORPORATION

1001 MURPHY RANCH ROAD

MILPITAS, CA 95035

PROXY STATEMENT

The Notice of Availability of Proxy Materials is being mailed, beginning on or about March 24, 2008, to owners of shares of Intersil Corporation (“Intersil” or the “Company”) Class A Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2008 Annual Meeting of Shareholders (the “Annual Meeting”). This Proxy Statement and an online voting mechanism are being published on the Internet on the same date. This proxy procedure is necessary to permit all Class A Common Stock shareholders, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

The enclosed proxy is being solicited by the Company upon the order of the Board of Directors and the costs incurred in conjunction with such solicitation will be borne by the Company. The costs of solicitation include the charges of brokerage houses and their custodians, nominees or fiduciaries for forwarding documents to shareholders. The Company also intends to hire a proxy solicitation firm at a standard industry rate. In addition, proxies may be solicited by mail, in person, by telephone or fax by certain of our officers, directors and regular employees.

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most shareholders have a choice of voting by means of the Internet, by using a toll-free telephone number or by requesting and completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your Notice of Availability of Proxy Materials as was forwarded by your bank, broker or other holder of record to see which options are available to you. Proxies submitted by telephone or the Internet must be received by 12:00 midnight, EDT, on Tuesday, May 6, 2008.

You may revoke your proxy at any time before it is voted at the Annual Meeting by (a) giving written notice to the Secretary of the Company, (b) submitting a proxy bearing a later date, or (c) casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If you submit a proxy without providing directions, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

Who can vote? Shareholders of record as of the close of business on March 13, 2008 are entitled to vote. On that day, 124,248,736 shares of Class A Common Stock were outstanding and eligible to vote. A list of shareholders eligible to vote will be available at the headquarters of Intersil Corporation, located at 1001 Murphy Ranch Road, Milpitas, CA, 95035, beginning April 21, 2008 Shareholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board recommend I vote? The Board recommends a vote “FOR” each Board nominee (Item 1), “FOR” the ratification of the Board of Directors’ appointment of KPMG LLP as the independent, registered certified public accountants of the Company for the upcoming year (Item 2), “FOR” the Ratification of 2008 Equity Compensation Plan (Item 3), and “FOR” the Ratification of Amendment to the 2000 Employee Stock Purchase Plan (Item 4).

What shares are included in the proxy card? The proxy card represents all the shares of Class A Common Stock registered to your account. Each share is entitled to one vote on each matter presented at the Annual Meeting other than in the election of Directors. The Company’s Amended and Restated Certificate of Incorporation provides for cumulative voting for Directors. With cumulative voting, at each election of Directors, each holder of Class A Common Stock is entitled to as many votes as would equal the number of shares he or she holds, multiplied by the number of Directors to be elected. The holder may cast all of his or her votes for a single candidate or may distribute them among any number of candidates.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners, the nominees may vote those shares only on matters deemed routine by the National Association of Securities Dealers (the “NASD”) and the NASDAQ Stock Market, such as the election of Directors and ratification of the appointment of independent accountants. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Abstentions are counted in tabulations of the votes cast by shareholders on the proposals and will have the effect of a negative vote. Directors are elected by a plurality of the votes cast, and thus, votes withheld from some or all nominees for Director could have an effect on the outcome of the election.

Who will count the vote? The Company’s transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by an Inspector of Elections.

Is my vote confidential? Proxies, ballots and voting tabulations are available for examination only by the Inspector of Elections and tabulators. Your vote will not be disclosed to the Board of Directors or to our management other than the Inspector of Elections and except as may be required by law.

Why am I being asked to review materials on-line? Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. Because you received a Notice of Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. We anticipate that the Notice of Availability of Proxy Materials will be mailed to shareholders on or about March 24, 2008.

CORPORATE GOVERNANCE

In accordance with Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although our Directors who are not officers of the Company (“Outside Directors”) are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the Chief Executive Officer and other officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

The Board of Directors believes that good corporate governance practices are essential to fostering good shareholder relations and creating shareholder value. During 2007, Intersil maintained a Corporate Governance Quotient (“CGQ”) ranking in the top ten percent of semiconductor and semiconductor equipment companies and companies in the S&P 400. The CGQ is a score assigned by Institutional Shareholder Services based on best practices in corporate governance compared to other companies in the S&P 400 as well as within the Semiconductor industry.

Meetings of the Board and its Committees. The Board of Directors met nine (9) times and acted by unanimous written consent four (4) times during fiscal year 2007. Each of the incumbent Directors attended at least 89% of the total number of meetings of the Board of Directors and of the committees of the Board on which he or she served.

Attendance at the Annual Meeting. The Company strongly encourages each of its Directors to attend its Annual Meeting of Shareholders. Last year, each of the incumbent Directors attended the Annual Meeting of Shareholders.

Director Independence. The Board of Directors has determined that the following Directors are independent under the listing standards of the NASD: Ms. Johnson, Dr. Conn, and Messrs. Diller, Gist, Lang, Peeters, Pokelwaldt and Urry.

Committees of the Board. The Board of Directors has established three standing committees.

Audit Committee—maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of the Company’s independent accountants and has the authority to engage counsel and other advisors to assist in such responsibility. In addition, the Audit Committee monitors the integrity of our financial statements and compliance with laws and regulations related to our financial statements and has the responsibility to establish procedures for the receipt and treatment of complaints regarding our financial statements, internal accounting controls or other related auditing matters. The Board of Directors has adopted a written charter for the Audit Committee, which is publicly available on the Company’s website at http://www.intersil.com/Corporate_ Governance/Intersil_Audit_Committee.pdf. The Audit Committee held eleven (11) meetings and took no action by unanimous written consent in fiscal year 2007. The members of the Audit Committee during this period were Robert W. Conn, Mercedes Johnson, Jan Peeters and Robert N. Pokelwaldt. The Board of Directors has determined that each of the members of the Audit Committee is independent under the listing standards of the NASD and as that term is used in Section 10A(m)(3) of the Securities Act of 1934, as amended. The Board of Directors has determined that Messrs. Peeters and Pokelwaldt, and Ms. Johnson qualify as Audit Committee “financial experts” as that term is defined by applicable securities laws and SEC regulations, and has designated both Messrs. Peeters and Pokelwaldt as the Audit Committee’s financial experts.

Compensation Committee—reviews and approves salary and other compensation of executive officers and administers certain benefit plans and makes recommendations to the Board of Directors regarding compensation of the Board of Directors. The Compensation Committee also has the authority to administer, grant and make awards under the Company’s equity compensation plan. The Committee may delegate this authority to a special subcommittee as it deems necessary. A copy of the Compensation Committee’s written charter is publicly available on the Company’s website at http://www.intersil.com/Corporate_Governance/Intersil_Compensation_Committee.pdf. The

Compensation Committee held nine (9) meetings and acted by unanimous written consent seven (7) times in fiscal year 2007. The members of the Compensation Committee during this period were Gary E. Gist, Gregory Lang, James V. Diller, and James A. Urry. The Board of Directors has determined that each of the members of the Compensation Committee is independent under the listing standards of the NASD, and each member, other than Mr. Diller is an “outside director” within the meaning of the Treasury Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”.)

Nominating and Governance Committee—identifies, reviews, evaluates and recommends potential candidates to serve as Chairman of the Board and Directors of the Company and members of Board committees and monitors, evaluates and recommends guidelines for the Company’s corporate governance practices. In addition, the Nominating and Governance Committee serves as a focal point for communication between such candidates, our Directors who are not members of the Nominating and Governance Committee, and our management. A copy of the Nominating and Governance Committee’s written charter is publicly available on the Company’s website at http://www.intersil.com/Corporate_Governance/Intersil_N&G_Committee.pdf. The Nominating and Governance Committee held four (4) meetings and took no action by unanimous written consent in fiscal year 2007. The current members of the Nominating and Governance Committee are James V. Diller, Jan Peeters, Robert N. Pokelwaldt and James A. Urry. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent under the listing standards of the NASD.

Shareholder Communications. Shareholders and other parties interested in communicating directly with any of the individuals who are Directors of the Company or the Board of Directors as a group may do so by writing to Investor Relations, Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035. The Company’s policy is to deliver such communications directly to the Board of Directors.

Director Compensation and Related Party Transactions. Directors who are also officers of the Company do not receive compensation for their services as Directors. Outside Directors are compensated as follows: the Chairman of the Board receives cash compensation in the amount of $75,000 per year paid in quarterly installments of $18,750; all other Directors received cash compensation in the amount of $45,000 per year paid in quarterly installments of $11,250, except for members of the Audit Committee who receive an additional cash retainer of $5,000 annually ($1,250 quarterly) and the Audit Committee Chairman who receives an additional cash retainer of $15,000 annually ($3,750 quarterly). Directors are required to own a certain minimum dollar value of Intersil common stock to enhance the alignment of interests between shareholders and Directors. In fiscal year 2007, the common stock ownership requirement was twice the value of the annual retainer, which must be attained by the later of the fifth anniversary of the date of the Director’s initial election to the Board of Directors and the fifth anniversary of the date on which the ownership requirements became effective. Outside Directors also receive equity compensation consisting of a one-time appointment grant of stock options to purchase 25,000 shares of Intersil common stock and 4,000 deferred stock units (“DSUs”). Thereafter, Outside Directors receive an annual grant of stock options to purchase 15,000 shares of our common stock and 4,000 DSUs. Additionally, all Directors are reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors or its committees. Related party transactions, if any, are reviewed by the Audit Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, no member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries other than Mr. Diller, who was formerly the CEO of Elantec Semiconductor, Inc., a subsidiary of the Company. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Furthermore, no member of the Compensation Committee had a relationship that requires disclosure under Item 402(j)(3) of Regulation S-K.

Submission of Director Nominations. The Nominating and Governance Committee will consider director nominees submitted by shareholders to the Board of Directors in accordance with the procedures set forth in the Company’s Restated Bylaws. Those procedures require a shareholder to deliver notice to the Company’s Secretary or Assistant Secretary at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders, except that in the case where the size of the Board of Directors is increased without public notice, such notice shall be considered timely if made no later than the close of business on the tenth day following the public announcement of such by the Company. Such notice must be in writing and must include (i) the name and address of the nominating shareholder, as they appear on the Company’s books, (ii) the class and number of shares of the Company’s stock which are owned beneficially and of record by the nominating shareholder, (iii) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (iv) any information regarding the nominee that is required under Regulation 14A of the Securities Exchange Act of 1934 (“Exchange Act”) to be included in a proxy statement relating to the election of Directors. Candidates recommended by the shareholders of the Company are evaluated on the same basis as other candidates (other than Directors standing for re-election) recommended by the Company’s Directors, officers, third party search firms or other sources.

Among the minimum qualifications, skills, and attributes that the Nominating and Governance

Committee looks for in nominees are the following: (a) integrity, competence, and judgment essential to effective decision-making, (b) ability and willingness to commit the necessary time and energy to prepare for, attend, and participate in meetings of the Board of Directors and one or more of its standing committees, (c) freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a director of the Company, (d) background and experience that complements or supplements the background and experience of other Board members, (e) freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of the Company, and (f) a proven record of accomplishment through demonstrated leadership in business, education, government service, finance, manufacturing or other relevant experiences that would tend to enhance Board effectiveness.

The evaluation process may include a comprehensive background and reference check, a series of personal interviews with the Board of Directors and the Chairman of the Nominating and Governance Committee or designated members of the Board, and a thorough review by the Committee of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above. If the Committee determines that a candidate should be nominated for election to the Board of Directors, it will present its findings and recommendation to the full Board of Directors for approval.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY BALLOT

The Company’s Directors are elected at each annual meeting and hold office until the election of Directors held at the following annual meeting. The Company’s Amended and Restated Certificate of Incorporation, and the Restated Bylaws of the Company, provide for a Board of Directors of not fewer than five and not more than eleven members. The Board of Directors currently consists of nine Directors.

Director candidates are nominated by the Board of Directors upon the recommendation of the Nominating and Governance Committee. The Nominating and Governance Committee has recommended the nine nominees below, each of whom is currently a director of the Company. Shareholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth under the heading “Corporate Governance—Submission of Director Nominations.”

The person named on the accompanying form of proxy will vote the shares “FOR” the nominees, unless you instruct otherwise. Each nominee has consented to stand for election and the Board of Directors does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominees and any substitute nominee(s) designated by the Board. Shareholders may cumulate their votes for Directors, and the Director elections are then determined by a plurality of the votes cast.

The following biographies provide a brief description of each nominee’s principal occupation and business experience, age (as of March 13, 2008) and Directorships held in other corporations.

Nominees	Positions and Offices held with the Company
David B. Bell	Chief Executive Officer, President, and Director
Robert W. Conn	Director
James V. Diller	Director
Gary E. Gist	Chairman of the Board
Mercedes Johnson	Director
Gregory Lang	Director
Jan Peeters	Director
Robert N. Pokelwaldt	Director
James A. Urry	Director

BUSINESS EXPERIENCE OF DIRECTORS

David B. Bell, Chief Executive Officer, President, and Director. Prior to his appointment as Chief Executive Officer on February 13, 2007, Mr. Bell served as President, Chief Operating Officer, and Director of the Company since April 2007. Prior to joining the Company, Mr. Bell was employed for 12 years with Linear Technology Corporation (“LTC”), most recently, from June 2003 to January 2007, as its President. Prior to becoming President of LTC, from January 2002 to June 2003, Mr. Bell served as LTC’s Vice President and General Manager of Power Products and, from February 1999 to January 2002, as LTC’s General Manager of Power Products. From June 1994 to January 1999, he held the position of LTC’s Manager of Strategic Product Development. Mr. Bell has a B.S. degree in Electrical Engineering from the Massachusetts Institute of Technology. Age: 51

Robert W. Conn, Director. Dr. Conn has been one of the Company’s Directors since April 2000. Dr. Conn has been Managing Director of Enterprise Partners Venture Capital since July 2002. From 1994 to July 2002, Dr. Conn was the Dean of the Jacobs School of Engineering, University of California, San Diego, and the Walter J. Zable Endowed Chair in Engineering. Dr. Conn served on the Board of Directors of ChipPAC, Inc. from 2002 through 2004, and on the Board of Directors of STATS ChipPAC, Inc. from 2004 through 2007. Presently, he is a member of the National Academy of Engineering and also serves on the Board of Directors of several privately-held companies. Age: 65

James V. Diller, Director. Mr. Diller has been one of the Company’s Directors since May 2002. Mr. Diller is a retired Chairman of the Board of Elantec Semiconductor, Inc., a post he held from 1997 to May 2002. Mr. Diller served as a director of Elantec Semiconductor, Inc. beginning in 1986. From November 1998 to July 2000, he served as Elantec’s President and Chief Executive Officer. Mr. Diller is a founder of PMC-Sierra, Inc. and was its President and Chief Executive Officer from 1983 to 1997; he is currently Vice Chairman of the Board of Directors. Mr. Diller was a director of Sierra Wireless, Inc., a provider of wireless data communications hardware and software products from 1993 through 2003. In addition, Mr. Diller also serves on the Board of Directors of several privately-held companies. Age: 72

Gary E. Gist, Director. Mr. Gist has been the Company’s Chairman of the Board since May 2005. Prior to this Mr. Gist served as a Director since the Company’s inception in August 1999. From 1995 to present, Mr. Gist has served as the President and Chief Executive Officer of a privately-held company that focuses on designing and manufacturing electronic products. Age: 61

Mercedes Johnson, Director. Ms. Johnson has been one of the Company’s Directors since August 2005. Ms. Johnson holds the position of Senior Vice President of Finance and Chief Financial Officer at Avago Technologies. Prior to Avago, Ms. Johnson worked for Lam Research Corporation, serving as its Senior Vice President of Finance from June 2004 to January 2005, and as its Chief Financial Officer from May 1997 to June 2004. Ms. Johnson has served on Micron Technology, Inc.’s Board of Directors since June 2005. She also served on the Board of Directors for Storage Technology Corporation from January 2004 to August 2005. Age: 54

Gregory Lang, Director. Mr. Lang has been one of the Company’s Directors since February 2006. Mr. Lang serves as President and Chief Executive Officer of Integrated Device Technology Inc. (“IDT”), a leading supplier of preemptive semiconductor solutions that accelerate packet processing for advanced network services. Mr. Lang joined IDT as President in October 2001, was appointed Chief Executive Officer in January 2003 and elected to the IDT Board of Directors in September 2003. IDT has announced that Mr. Lang will be resigning his positions as Chief Executive Officer and President when his replacement joins IDT at the end of March 2008. Prior to joining IDT, Mr. Lang held the position of Vice President and General Manager of Intel’s platform networking group. Previously he managed Intel’s industry leading Ethernet, storage I/O processing, home networking and broadband businesses. Age: 44

Jan Peeters, Director. Mr. Peeters has been one of the Company’s Directors since April 2000. Mr. Peeters is Chairman and Chief Executive Officer of Olameter Inc., a meter asset and data management company, which he formed in 1998. Mr. Peeters served on the Board of Directors of Call-Net, a publicly-traded Canadian telecommunications company, from 1999 to 2002. He presently serves as Chairman of Cogeco Inc. and Cogeco Cable Inc., publicly-traded Canadian companies in the areas of broadcasting and cable. He has been a Governor of McGill University since 1999. Age: 56

Robert N. Pokelwaldt, Director. Mr. Pokelwaldt has been one of the Company’s Directors since April 2000. Mr. Pokelwaldt was previously Chairman and Chief Executive Officer of YORK International Corporation. He retired from the Board of Directors of Carpenter Tech in May 2004 and presently serves on the Board of Directors of Mohawk Industries, Inc. Age: 71

James A. Urry, Director. Mr. Urry has been one of the Company’s Directors since the Company’s inception in August 1999. Mr. Urry is a Partner at Court Square Capital. Mr. Urry is also director of Lyris, Inc. and served as a director of AMI Semiconductor prior to the merger of AMI and ON Semiconductor on March 12, 2008. Previously, Mr. Urry was a Partner at Citigroup Venture Capital Ltd. from 1989 to 2006. Age: 54

The Board of Directors recommends a vote “FOR” each of the nominees listed.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT, REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

ITEM 2 ON PROXY BALLOT

The Board of Directors, acting upon the recommendation of the Audit Committee, asks that the shareholders ratify the selection of KPMG LLP as the Company’s independent, registered certified public accountants to audit and report upon the financial statements of the Company for the 2008 fiscal year. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the shareholders, the shares of stock represented by the proxy will be voted FOR ratification of the appointment of KPMG LLP as the Company’s independent accountants.

Change in Accountants during Fiscal Year 2006

The Audit Committee decided in February of 2006 that, in accordance with sound corporate governance practices, it would issue a request for proposal (the “RFP”) with regard to the audit engagement of the Company. Ernst & Young LLP had been the Company’s independent registered public accounting firm since the inception of the Company in 1999. The Audit Committee decided to issue the RFP because it wanted the opportunity to review other auditing firms as prospective independent auditors for the Company and to consider the benefits and detriments of changing independent auditors. This decision was not related to the quality of services provided by Ernst & Young LLP. The RFP was issued to six large public accounting firms, including Ernst & Young LLP, in February 2006. Effective March 15, 2006, the Audit Committee unanimously approved the dismissal of Ernst & Young LLP as the Company’s independent registered public accounting firm and the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Ernst & Young LLP’s reports on the financial statements of the Company for fiscal years 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Further, in connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 30, 2005 and December 31, 2004, and the subsequent interim period through March 15, 2006, which was the date of dismissal of Ernst & Young LLP, there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which were not resolved to the satisfaction of Ernst & Young LLP.

During the Company’s 2004 and 2005 fiscal years and the subsequent interim period though March 16, 2006, neither the Company nor anyone on its behalf consulted with KPMG LLP regarding (i) an audit opinion of the Company’s financial statements; (ii) the application of accounting principles to a specific transaction; or (iii) any matter that was either the subject of a disagreement or a reportable event, as those terms are defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

In the event the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its shareholders.

One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote “FOR” the ratification of the selection of KPMG LLP to serve as the Company’s independent,

registered certified public accountants for the 2008 fiscal year.

RATIFICATION OF THE INTERSIL CORPORATION 2008 EQUITY COMPENSATION PLAN

ITEM 3 ON PROXY BALLOT

The Company’s 1999 Equity Compensation Plan, as amended (the “1999 Equity Plan”), was approved by the Board of Directors and by the shareholders of the Company in 1999, with a total of 7,500,000 shares of Common Stock initially reserved for issuance to Directors, employees and consultants. The number of shares of Common Stock reserved for issuance under the 1999 Equity Plan was increased from 22,250,000 to 25,250,000 in 2005 and then to 36,250,000 in 2006.

As of March 13, 2008, 9,652,408 shares remained available for future grants under the 1999 Equity Plan, of which, 1,213,945 may be issued as restricted stock. Since the 1999 Equity Plan expires two months after the 2009 shareholder meeting, the Company believes it is prudent to seek ratification of a new 10 year plan at this time. Currently, approximately 9.6M shares remain approved in the 1999 Equity Compensation Plan. Thus, your approval of the 2008 Equity Compensation Plan will result in a net increase of approximately 2.7M shares. Upon approval of a new 2008 equity compensation plan (the “2008 Equity Compensation Plan” or the “2008 Equity Plan”) and the initial share authorization for this plan described below, the Company will terminate the 1999 Equity Plan and all remaining shares under the Plan will be cancelled.

Accordingly, the Board of Directors has approved, subject to shareholder approval, the adoption of the 2008 Equity Plan. 12,300,000 shares are initially authorized for issuance under the 2008 Equity Plan. Under the terms of the 2008 Equity Plan, the number of shares available for future grants will be reduced by one share for every option share granted. For example, if the Company issues stock option grants for 10,000 shares to employees, the number of shares available for future equity grants under the 2008 Equity Plan will be reduced by 10,000 shares. However, in the event the Company issues restricted stock grants, each share of restricted stock granted will reduce the number of shares available for issuance under the 2008 Equity Plan by 2.33 shares. For example, if the Company issues restricted stock grants for 10,000 shares to employees, the number of shares available for future equity grants under the 2008 Equity Plan will be reduced by 23,330 shares rather than 10,000 shares.

A summary description of the 2008 Equity Plan is attached to this Proxy Statement as Exhibit A. This summary is qualified in its entirety by the full text of the 2008 Equity Plan, a copy of which is attached to this Proxy Statement as Exhibit B. On March 13, 2008, the closing price of a share of our Common Stock was $25.45.

The Board of Directors believes that the adoption of the 2008 Equity Plan and the authorization of 12,300,000 shares for issuance under the 2008 Equity Plan will strengthen the Company’s ability to attract and retain individuals with the desired training, experience and expertise in a highly competitive market. The Board of Directors also believes that this equity plan will allow the Company to furnish additional incentives to its employees to promote the Company’s financial success and motivate them to increase shareholder value. Accordingly, the Board of Directors believes that these proposed initial shares authorized for issuance under the 2008 Equity Plan are in the best interest of the Company.

The Board of Directors recommends that the shareholders vote “FOR”

the ratification of the 2008 Equity Compensation Plan.

RATIFICATION OF AN AMENDMENT OF

THE INTERSIL CORPORATION EMPLOYEE STOCK PURCHASE PLAN

ITEM 4 ON PROXY BALLOT

At the Annual Meeting, the shareholders will be asked to approve an amendment to the Intersil Corporation Employee Stock Purchase Plan (the “ESPP”) to increase by 200,000 the maximum number of shares of common stock that may be purchased under the ESPP. The ESPP was approved by the Board of Directors and by shareholders in February of 2000. A total of 2,333,334 shares of Common Stock are currently reserved for issuance. As of March 13, 2008, approximately 375,630 shares remained available for purchase under the ESPP. It is unlikely that this number of shares will be sufficient to maintain the ESPP until its scheduled termination in February of 2010. Therefore, the Board of Directors has approved, subject to shareholder approval, an amendment to increase the maximum number of shares of Common Stock purchasable under the ESPP by 200,000 shares to a total of 2,533,334 shares. A summary description of the ESPP is attached to this Proxy Statement as Exhibit C. This summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this Proxy Statement as Exhibit D. The closing price of the Common Stock on March 13, 2008 was $25.45.

The Board of Directors believes that the proposed amendment to the ESPP will permit the Company to continue to offer a competitive compensation package until February of 2010, when the ESPP will terminate.

The Board of Directors recommends that the shareholders vote “FOR”

the amendment of the Intersil Corporation Employee Stock Purchase Plan.

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The shareholder meeting for the next fiscal year will be held on or about May 6, 2009. Shareholders wishing to have a proposal included in the Company’s 2009 proxy statement must submit the proposal so that the Secretary of the Company receives it no later than November 24, 2008, 120 days prior to the first anniversary of the date this Proxy Statement was released to shareholders. The Securities and Exchange Commission rules set forth standards as to what shareholder proposals are required to be included in a proxy statement.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described above) but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on February 9, 2009 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business on February 9, 2009. Notices of intention to present proposals at the 2009 Annual Meeting should be addressed to the Vice President, Secretary and General Counsel of Intersil Corporation.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

ON THE FINANCIAL STATEMENTS OF THE COMPANY

AND THE INDEPENDENCE OF THE COMPANY’S AUDITORS

Report of the Audit Committee to the Full Board of Directors of Intersil Corporation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee appoints the independent accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent accounting firm reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the accounting firm with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for pre-approving both audit and non-audit engagements with the independent accountants. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee met with management periodically during fiscal year 2007 to consider the adequacy of the Company’s internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent accountants during that time period, KPMG LLP. The Audit Committee also discussed with senior management and KPMG LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2007 Annual Report on Form 10-K with management, including a review of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with KPMG LLP, the firm responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1. In addition, the Audit Committee reviewed with the independent accountants their independence, including the compatibility of non-audit services performed with the accountants’ independence.

The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit. The Audit Committee met with KPMG LLP with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held eleven (11) meetings and acted by unanimous written consent one (1) time in fiscal year 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee has appointed the firm of KPMG LLP, registered, certified public accountants, as independent accountants to audit and report upon the Company’s financial statements for the fiscal year ending January 2, 2009. The Company is requesting shareholder ratification of the appointment of KPMG LLP. In appointing KPMG LLP as the Company’s auditors for fiscal year 2008, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

AUDIT COMMITTEE

Jan Peeters, Committee Chairman

Robert W. Conn

Mercedes Johnson

Robert N. Pokelwaldt

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis—This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs together with a description of the material factors underlying the decisions which resulted in the 2007 compensation provided to the Company’s named executive officers as presented in the tables which follow this CD&A.

Role of Committee. The Compensation Committee of the Board of Directors is responsible for developing the Company’s executive compensation philosophy. In addition, the Compensation Committee establishes, oversees and directs the Company’s executive compensation programs and policies and administers the 1999 Equity Plan. The Compensation Committee seeks to align executive compensation with competitive survey data and the Company’s financial performance in order to enhance shareholder value. The Compensation Committee consists of four Outside Directors. The Compensation Committee consists of James A. Urry, Gary Gist, Gregory Lang and James V. Diller. Their full background can be found under the Business Experience of Directors section.

The Compensation Committee reviews and approves salary and other compensation, which includes base salary and incentive pay of officers and other key executives and administers certain benefit plans and compensation of the Board of Directors. The Compensation Committee also has the authority to administer, grant and make awards under the Company’s equity compensation plan. Annually and again at mid-year, the overall business plan for the Company is approved by the Board of Directors. The Compensation Committee considers our business plan information when approving compensation and equity plans. The performance goals that are approved by a special sub-committee of the Compensation Committee and ratified by the Board of Directors each year reflect corporate market focus, strategic initiatives, financial targets and other Key Results Expected (KREs). The Compensation Committee receives advice from an outside advisor, Radford Surveys and Consulting (“Radford”), which reports directly to the Compensation Committee. The Compensation Committee considers Radford information and recommendations when making compensation decisions. Radford is a recognized leader in compensation market intelligence. Radford provides strategic guidance and acts as an outside advisor to the Compensation Committee by leveraging its extensive database and significant industry expertise. Through Radford’s services, the Compensation Committee is able to not only compare the Company’s practices with the high-tech industry but can specifically use their data and expertise to compare Intersil’s compensation practices with an identified list of peer semiconductor industry companies. In 2007, the Compensation Committee engaged an independent consultant, Compensia, which acts as an independent advisor and only performs duties at the direction of the Committee and does not perform any duties for Company management.

In 2007, the Compensation Committee met nine times with management. Generally, management, consisting of the Vice President of Human Resources, the Corporate Compensation Director and the Chief Executive Officer reviews data from Radford and prepares recommendations for the Compensation Committee related to cash and equity compensation for executives as well as for the overall employee population. The Compensation Committee, management and Radford then meet together to discuss these recommendations or specific compensation issues and final decisions on these compensation matters are made by the Compensation Committee. In addition to the nine meetings mentioned above, the Compensation Committee held some “pre-meetings” in advance of regularly scheduled meetings to review compensation information and discuss topics that would be covered at the next regularly scheduled Compensation Committee meeting at which approval of various recommendations were required. The Compensation Committee, at times, met in executive sessions without management. At some of these executive sessions, Compensia, the independent advisor, was present. The Committee also met regularly with Radford and key executives from the Company, such as the Vice President, Human Resources and the Corporate Compensation Director, to review best practices and marketplace trends in order to remain educated on compensation issues. Each year, management works with the Chairman of the Compensation Committee to establish a full annual calendar for the following year which is approved by the Compensation Committee.

Compensation Philosophy and Objectives—The Compensation Committee believes it is important to place a greater percentage of senior executives’ compensation at risk than that of non-executives. Thus, a significant portion of senior executives’ compensation is tied directly to the performance of the business and value of the Company’s common stock. To achieve these objectives, the Compensation Committee considers the business performance of the Company, including the impact on growth, profitability and market position. Accordingly, executive compensation consists primarily of annual base salary, incentives linked to the performance of the Company and long-term, equity-based compensation. The Compensation Committee’s compensation philosophy consists of developing programs and practices that (i) attract and retain exceptional executives, (ii) motivate and reward behavior consistent with our values that will yield desired financial results; (iii) maximize shareholder value by emphasizing both the short-term and strategic focus of the business; (iv) are highly responsive to Company performance; and (v) facilitate congruence between shareholder interests and employee interests through ownership of Intersil stock.

The Company engages in significant market analysis to determine what the appropriate market compensation is in the semiconductor and high technology industries. Radford and the Company use a comparative framework to define specific peer companies and utilize data sources to be used to assist in the assessment of job levels and compensation programs and practices. This framework includes considering information primarily from the semiconductor industry but also considering a broader base from the overall high technology industries when appropriate. Additionally, the Company reviews information from Radford which Radford obtains from their extensive survey network as well as public filings for peer companies regarding executive pay. This information is then presented to the Compensation Committee as well as the list of peer companies which is then reviewed and approved by the Compensation Committee. Consideration is given to company revenue, typically considering companies in the $500M – $2.5B range, company size, typically 500 – 4,000 employees, company products, specifically if there is a significant analog chip component to their business, and if Intersil, at times, competes with the company for labor, when establishing a group of peer companies within the semiconductor industry to compare compensation, benefits and equity information. These companies have revenue and employee populations smaller and larger than the Company and are companies Intersil would typically compete with for talent, making them appropriate for measuring compensation practices. In 2007, our peer group included the following companies:

Altera	Advanced Micro Devices	Integrated Device Technology
Fairchild Semiconductor	Linear Technology	Marvell Technology
International Rectifier	Micrel	Microchip Technology
Maxim Integrated Products	National Semiconductor	Power Integrations
Microsemi	Silicon Laboratories	Xilinx
Semtech	Analog Devices

For 2008, we have removed Advanced Micro Devices from our peer list of companies due to its annual revenue and company size, and added ON Semiconductor to the peer list.

Compensation Components

The Company believes that there should be three main components to compensation: base pay, incentive pay and equity compensation. A component of the overall Company compensation philosophy is to pay base salary at market and provide above market total cash earning opportunities for executives and employees when individual and Company performance meets or exceeds targets. This philosophy is applied consistently across the Company to executives and non-executives alike. In addition to comparing to our peer group, an individual’s cash and equity compensation is based upon individual and Company performance for a defined performance period.

The administration of the Company equity compensation philosophy also considers factors such as employee participation rate, performance and retention. Equity compensation is distributed to a majority of the

Company’s exempt employees and to a limited number of non-exempt employees. Grants are intended to reward performance, and as a result, emphasis is placed on distributing the appropriate amount of grants to high performers in the organization. The Company believes this approach to equity reflects our commitment to rewarding a combination of short and long term individual and Company performance. Particular attention is given to the number of grants required to attract and/or retain talent necessary to execute our business plans. Generally, the Company aims to deliver equity compensation at the 60th to 65th percentile of market to executives. Market position of executive compensation may fluctuate based on individual and Company performance while still taking into consideration competitive market data. Below is a further explanation of the components of compensation for Named Executive Officers.

Total compensation for senior executives is structured to deliver competitive pay, balanced between three primary components: annual base salary, annual incentive compensation and equity compensation.

Base Salary. The annual base salaries of the Company’s senior executives, like other key employees in the Company, are set at levels designed to attract and/or retain exceptional individuals by rewarding them for individual and Company achievements. Senior executives’ base salaries are reviewed annually and may be adjusted in accordance with the following;

•	Base salary data provided by Radford regarding our defined peer group and larger industry market.

•	Internal review performed by the Vice President of Human Resources and CEO and presented to the Compensation Committee both individually and relative to other Company executives.

•	Individual performance of the executive and expected future contributions and the scope and nature of responsibilities.

Annual Cash Incentive. The Company compensation philosophy supports that a portion of the executives’ annual compensation should be tied to the financial results of the Company in order to reward individual performance and overall Company success. Annual incentive compensation for Named Executive Officers is delivered through the Company’s shareholder-approved Executive Incentive Plan (“EIP”). Cash incentive payout targets are established for six-month performance periods during each calendar year based upon financial targets, such as revenue, operating income, return on capital or other financial metrics and, at times, possibly strategic and organizational objectives. The performance objectives and targets are approved by the Compensation Committee near the beginning of each performance period and performance against the objectives is measured at the end of each performance period. Incentive payouts are approved in accordance with the terms of the EIP. Based upon the Company’s financial performance, the actual payouts can range from 0% – 200% of target. In 2007, the EIP targets were based 60% on revenue targets and 40% on operating income targets. Specifically, for the year, executives earned a blended payout equal to 106.12% of their target cash incentive. The revenue and operating income targets are based not only on the absolute growth of the Company but also financial performance relative to our peers in the semiconductor industry. The 2007 payout of 106.12% represented revenue of $757M which represented 2% growth over 2006 and maintained our operating margins year over year. Rewarding executives based upon these metrics ensures that executive incentive pay is in line with overall Company financial performance and achievement of the Company’s overall business plan.

Total Cash Compensation. The Company philosophy is to pay executive cash compensation at the 50th percentile for base salary and at the 60th percentile for total cash compensation. In 2007, Richard Beyer was paid approximately 6% under the 50th percentile for base pay and approximately 19% under the 60th percentile for total compensation. David Zinsner was paid approximately 6% under the 50th percentile for base salary and approximately 18% under the 60th percentile for total cash compensation. Thomas Tokos was paid approximately 9% under the 50th percentile for base salary and approximately 6% under the 60th percentile for total compensation. David Bell and Peter Oaklander were both paid within 10% of the 50 th percentile for base salary and within 5% of the 60th percentile for total compensation.

Discretionary Bonus. Discretionary bonuses are intended to reward certain senior executives, for achieving individual performance objectives or recognizing an increase in scope of responsibilities. In 2007, three Named Executive Officers received discretionary bonuses in recognition of excellent Company performance and individual contributions. Management and the Compensation Committee felt that the cash compensation of these individuals did not fully reflect the contributions they made in a very successful year. Hence, Mr. Zinsner received a discretionary bonus in the amount of $25,000 and Messrs. Tokos and Oaklander each received discretionary bonuses in the amount of $10,000. Discretionary bonuses are generally paid in cash in an amount reviewed and approved by the Compensation Committee and ordinarily are paid in a single installment.

Long Term Incentive Program. The Compensation Committee believes that long-term performance is supported through an equity ownership culture which utilizes the use of stock option grants, and performance-based and time-based equity awards to encourage sustained performance by the Company’s executive officers. Our equity program for executives is a combination of Deferred Stock Units (“DSUs”), Performance-Based Deferred Stock Units (“PDSUs”) and Restricted Stock Units (“RSUs”) and employee stock options under the shareholder approved 1999 Equity Plan.

Equity. The Compensation Committee authorizes the issuance of equity grants and awards under the 1999 Equity Plan. Awards under the 1999 Equity Plan may be in the form of, but not limited to, stock options, DSUs, RSUs or stock appreciation rights. Stock options, which have an exercise price equal to the closing price of the Company’s common stock on the date of grant, and typically vest over a four-year period, were granted to senior executives and other key employees. Similar to base salary considerations, the Company considers market data, an internal review of the executive’s overall equity compensation and the performance of the executive and Company when determining the number of equity awards granted each year. Generally, the Company aims to deliver equity compensation to executives at the 60th to 65th percentile versus the peer group and overall industry market described above. An executive’s equity compensation may fluctuate based on individual and Company performance while still taking into consideration competitive market data.

The 1999 Equity Plan authorizes the Company to grant stock options to purchase shares of common stock to our employees, Directors and consultants. The Compensation Committee is the administrator of the 1999 Equity Plan. Stock option grants are made at the commencement of employment, during the annual performance review cycle and, occasionally, following a significant change in job responsibilities or to address employee retention or excellent job performance. The Compensation Committee reviews and approves stock option grants to executive officers based upon a review of competitive compensation data, its assessment of individual performance and Company performance, a review of each executive’s existing long-term incentives, and retention considerations. Stock options granted by the Compensation Committee have an exercise price equal to the fair market value of our common stock on the date of grant, typically cliff vest 25% the first year and 6.25% quarterly thereafter based upon continued employment over a four year period, and generally expire seven years after the date of grant. In 2006, the Company changed its practice with regard to the annual grant cycle. Prior to 2006, annual grants were granted in four installments on the first trading day of each quarter beginning with the second quarter of the year. Beginning in 2006, the Company decided to issue annual grants in one grant on the first trading day of the second quarter of the year. The new practice is more consistent with our peer analog semiconductor companies and helps ensure our competitiveness. The Compensation Committee approves the pool of stock options to be distributed to all employees, including executives during the course of the fiscal year in the form of annual, recognition, promotion, and new hire grants. Annually, the Compensation Committee reviews and approves specific guidelines under which grants can be made. The Committee also receives a quarterly summary of stock options or awards granted during the quarter. The Compensation Committee delegates some responsibility to a secondary committee which is made up of the CEO and Vice President of Human Resources to approve stock option grants to employees below the CEO and executive staff level as long as approval is within the aforementioned guidelines. The Compensation Committee retains authority for all grants made to Named Executive Officers, other executives reporting to the CEO and grants to newly appointed vice presidents. The special sub-committee of the Compensation Committee approves equity grants and performance standards for performance based compensation given to the executive staff and CEO. This sub-committee currently consists of

Messrs. Urry, Gist, and Lang. Mr. Diller is a member of the Compensation Committee, but not of the sub-committee because he does not qualify as an “outside director” under certain Treasury regulations issued under Section 162(m) of the Internal Revenue Code due to his previous service as an officer of Elantec Semiconductor, Inc., an affiliate of the Company.

Timing of awards—Senior executives’ annual grants, whether stock options or stock awards are typically awarded at the same time that annual grants are distributed to non-executive employees unless the award is connected to another significant event such as new hire, recognition, promotion or contractual agreement. Annual grants for all employees are awarded during our annual performance management and salary review cycle which typically occurs in the March/April timeframe.

Executive Ownership Requirements—In 2003, consistent with the Compensation Committee’s philosophy to enhance the alignment of interests between shareholders and the Named Executive Officers, the Compensation Committee established minimum ownership requirements for certain senior executives. In the table below are the ownership requirements, expressed as a multiple of base salary that must be attained by the senior executive within a 5-year period. Executive ownership is calculated using the fair value of DSUs granted (vested and unvested), the cost basis of shares purchased through option exercise or shares purchased through the ESSP or in the open market. Consideration is given to the current value (number of shares owned multiplied by the current price at ownership implementation) for shares owned. In 2007, ownership requirements were reviewed and revised as shown below:

Position	Multiple of Base Salary	Time to Attain
Chief Executive Officer	4X	5 years
Chief Financial Officer	2X	5 years
Chief Operating Officer	3X	5 years

A recent review of the executives named above and their ownership attainment revealed that each is on track to meeting the goal within the timeframe indicated. In order to further ensure that the financial interests of the Named Executive Officers are aligned with the interests of the Company’s shareholders, the Company has a policy that prohibits Named Executive Officer and other employees from taking a short position in the Company’s stock, and which also prohibits them from trading the Company’s stock during certain periods of time associated with earnings or other significant announcements.

Performance-Based Deferred Stock Units. To reinforce our high-performance, results-oriented culture, in 2006, the Company started issuing PDSUs. These PDSUs are subject to performance targets based upon the Company’s performance in revenue growth and operating profit growth compared to a peer group of companies. The PDSUs issued in 2006 cliff vest after three years and the actual number of PDSUs distributed is based on the Company’s financial performance (operating profit growth and revenue growth) compared to the peer group of companies. The measurement of the growth in operating profit is inclusive of the impact of equity compensation. In selecting the peer group of companies, consideration is given to company revenue, typically considering companies in the $500M – $2.5B range, company size, typically 500 – 4,000 employees, company products, specifically if there is a significant analog chip component to their business, and if Intersil, at times, competes with the company for labor. Additionally, for PDSUs, the Company considers companies that represent significant competition for market share. In 2007, the peer group of companies was:

Altera	Advanced Micro Devices	Marvell Technology
Fairchild Semiconductor	Linear Technology	Microchip Technology
International Rectifier	Micrel	Power Integrations
Maxim Integrated Products	National Semiconductor	Texas Instruments
Microsemi	Silicon Laboratories	Xilinx
Semtech	Analog Devices
Freescale	Integrated Device Technology

For 2008, we have removed Advanced Micro Devices, Texas Instruments and Freescale from our peer list of companies due to its annual revenue and company size and added ON Semiconductor to the peer group of companies.

The actual number of shares ultimately issued as PDSUs may range from 0 – 150% of the original grant based upon the Company’s performance. Recipients may elect to defer receipt of the common stock represented by the PDSU award for five-year deferral periods, subject to the terms and conditions of the award. Dividend equivalents will accrue during the vesting and/or deferral period and be paid out following the vesting date or the expiration of the deferral period. Since these are PDSUs, the plan has been designed to be in compliance with the provisions of Section 409A of the Code.

Restricted Stock Grants. The Company has and may in the future elect to make grants of RSUs to our senior executives or specific key employees. In 2007, three Named Executive Officers received time-based restricted stock awards. Mr. Zinsner received 3,000 RSUs, and Messrs. Oaklander and Tokos each received 2,000 RSUs. These RSUs have a one year cliff vesting schedule. In 2007, we used a mix of equity instruments for both executives and non-executives. The use of RSUs was incorporated into our overall equity compensation philosophy and practices for stock eligible employees across the Company. During the annual review of executive compensation, the Compensation Committee reviews the mix of time-based and performance-based equity as a part of the normal course of evaluating the Company’s equity program. The Company’s overall approach to equity compensation for executives still relies on performance-based vehicles, but time-based awards will be issued on a selected basis to executives. Grants of DSUs, PDSUs or RSUs to executive officers must be approved by the Compensation Committee.

Stock Option Run Rate. The Compensation Committee periodically reviews both the gross and the net run rate for stock option grants, compared to both our peer group and the broader industry practices as summarized by Radford. The Company understands that certain shareholder advisory organizations consider stock option run rate when advising their clients on whether to support Company proposals in the proxy statement. The Committee monitors the Company’s stock option run rate and takes into consideration the Company’s run rate compared to peer companies and the broader industry averages when reviewing recommendations for the annual stock pool to be distributed to employees.

The gross run rate is determined by taking the total options and restricted stock units granted divided by the total number of shares of common stock issued and outstanding. During 2007, options issued totaled 2,519,800. In addition, 866,355 deferred stock/restricted stock units were issued. Of the 3,386,155 total options/units issued, 194,200 were performance-based DSUs which have not yet vested or been earned. The Company had basic weighted average shares outstanding for 2007 of 132,508,721. The Company understands that some shareholder advisory organizations do not count unvested or unearned performance-based restricted stock units in their run rate calculations until the awards are vested or earned, thus, the issuance of performance-based restricted stock units initially has a positive impact on the Company’s run rate in certain years as viewed by certain shareholder advisory organizations and shareholders.

Other Compensation—The Company’s executive officers who were parties to employment agreements will continue to be parties to such employment agreements in their current form until such time as the Compensation Committee determines in its discretion that revisions to such employment agreements are advisable.

401(k)—In 2007, executives were able to participate in the Intersil Corporation Retirement Plan (the “401(k) Plan”). All participants in the 401(k) Plan may begin participation on their first day of employment with the Company; however, Company matching contributions do not begin until an individual has reached his or her one-year anniversary with the Company. For those that reach their one-year anniversary, the Company begins to match 100% of contributions on the first 6% of compensation deferred under the 401(k) Plan. Company matching contributions are subject to a five-year vesting schedule based upon an individual’s tenure with the Company. The 401(k) Plan also has an after-tax provision for all employees that allows additional after-tax dollars to be contributed to the 401(k) Plan.

Non-qualified Deferred Compensation Plan—The Company has made available a Non-qualified Deferred Compensation Plan (“DCP”) which allows executives and other employees in the Company who earn compensation greater than $150,000 per year to defer up to 50% of their base salary and up to 100% of their cash incentive bonus on a pre-tax basis. Upon enrollment, participants select from a number of publicly available investment choices chosen by the Company’s Retirement Committee, and the investment performance of the selected funds, net of fees, is thereafter credited to the participant’s account.

Benefits under the DCP will be paid no earlier than the beginning of the year following the participant’s termination or retirement from the Company subject to any requirement of Section 409A of the Internal Revenue Code. However, the Retirement Committee of the Company can, in its sole discretion, pay the benefit in cash in the event of an unforeseen financial hardship. Benefits can be received in a lump sum or annual installments as elected by the participant. In the event of death, the benefits will be paid as soon as practical to the participant’s beneficiary. In 2007, there were 24 participants in this plan. Accounts under the DCP are credited earnings that were identical to the rates of return on the same investments in the 401(k) Plan.

In December of 2007, the Company adopted a new non-qualified deferred compensation plan effective January 1, 2008, the Intersil Corporation Deferred Compensation Plan (the “New Deferral Plan”) which provides benefits that are substantially similar to the plans currently in force. Individuals with director title and above who are expected to earn compensation greater than $150,000 per year, may elect to defer up to 100% of their base salary and up to 100% of their cash incentive bonus on a pre-tax basis. Participants are always fully vested in their contributions. Under the New Deferral Plan, the Company has the option to make discretionary contributions to the accounts of the participants, which shall vest on such schedule as the Compensation Committee may determine at the time such contribution is made.

Under the New Deferral Plan, participants can elect to receive in-service distributions no earlier than two years from the beginning of the plan year in which deferrals are made. Subject to Section 409A, participants can also elect to receive lump sum or annual installments in the event of termination, death, or change in control.

Perquisites—The Company wants to ensure that its executives have the best information available to them to maintain their health. To that end the Named Executive Officers are also eligible to receive an annual executive physical. The Named Executive Officers were eligible for reimbursement up to a maximum of $2,000 for executive physical examinations. The Named Executive Officers were also eligible for reimbursement for personal tax preparation up to a maximum reimbursement of $3,000. Consistent with the Company’s compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. The Company believes these benefits and perquisites are competitive with peer companies. The Company currently has no plans to change either the employment agreements (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or levels of benefits and perquisites provided hereunder.

Accounting and Tax Treatment.

Deductibility of Executive Compensation—As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation is performance-based. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Nonqualified Deferred Compensation—On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A of the Code which changed the tax rules applicable to nonqualified deferred compensation arrangements. While the final Treasury regulations under Section 409A did not become effective until January 1, 2008, the Company believes it operated in good faith compliance with the provisions of Section 409A which became effective on January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Non-qualified Deferred Compensation”.

Accounting for Stock-Based Compensation—Beginning on January 1, 2006, the Company began to amortize the fair value of all stock options, deferred and restricted stock units, over their vesting life in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), and estimates prospective forfeitures as required under that pronouncement. Generally, the Company does not make compensation decisions based on the tax or accounting treatment of any particular form of compensation.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF INTERSIL CORPORATION

FOR FISCAL YEAR 2007

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
James A. Urry, Committee Chairman
Gregory Lang
James V. Diller
Gary E. Gist

SUMMARY COMPENSATION

The following tables set forth information regarding compensation for the 2006 and 2007 fiscal years for our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers in the Company. The differential in the compensation for stock awards in 2007 represents the value of unvested Performance Based Deferred Stock Units originally issued in 2006, adjusted for performance anticipating an actual distribution at the time of vesting of 200%. As a result of Intersil’s announcement on February 13, 2008, regarding the resignation of Richard Beyer, and his anticipated departure next month, it is anticipated that 130,000 unvested PDSUs held by Mr. Beyer will be forfeited and an associated recognized expense of approximately $3.4M will be reversed.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Calendar Year	Salary $ [1]	Bonus $ [2]	Stock Awards $ [3]	Option Awards $ [3]	Non-Equity Incentive Plan Compensation $ [4]	Change in Non-qualified Deferred Compensation Earnings $	All Other Compensation $ [5]	Total $

Richard M. Beyer	2007	588,462	0	2,915,596	2,501,922	636,738	263,435	14,545	6,920,697
Chief Executive Officer	2006	550,000	0	1,297,147	2,399,448	764,130	186,635	12,566	5,209,926
David A. Zinsner	2007	335,000	25,000	422,676	471,754	228,164	1,413	19,504	1,503,512
Vice President and Chief Financial Officer	2006	269,231	25,000	156,483	372,294	222,871	2,744	16,140	1,062,019
David B. Bell	2007	328,846	0	374,546	471,754	328,836	0	2,118	1,506,100
President and Chief Operating Officer
Peter Oaklander	2007	307,692	10,000	439,325	304,188	194,908	0	24,126	1,280,239
Senior Vice President Worldwide Sales	2006	225,000	0	170,917	176,063	137,021	0	7,026	716,027
Thomas C. Tokos	2007	274,154	10,000	255,609	405,090	171,919	0	17,465	1,134,237
Vice President, General Counsel and Secretary	2006	263,846	25,000	149,775	336,139	197,400	0	16,549	988,709

[1]	These amounts represents the total amount of base salary earned for the applicable year. Mr Beyer’s salary represents a base salary increase effective 3/18/2007 from $550,000 to $600,000. Mr Bell’s salary represents a partial year of a base salary of $450,000 due to his hire date on 4/2/2007. Mr Oaklander’s salary represents a base salary increase effective 3/18/2007 from $300,000 to $310,000. Mr Tokos’ salary represents a base salary increase effective 3/18/2007 from $265,000 to $276,900.

[2]	These amounts represent one time discretionary management bonuses given to Mr. Zinsner, Mr. Oaklander and Mr. Tokos.

[3]	These amounts represent the compensation recognized by the company in accordance with FAS 123R. Stock awards are valued using the fair value at the time of grant. Option awards are valued using the Black Scholes model for grants on or before October 31, 2004, and a binomial lattice model for all grants thereafter. All awards are amortized over the vesting life of the award. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended December 29, 2006 filed with the SEC on February 27, 2007 and the Form 10-K for the year ended December 28, 2007 filed with the SEC on February 22, 2008. Such discussion is found in the 2007 Form 10-K in Footnote 8.3 to the Consolidated Financial Statements beginning on page 66.

[4]	These amounts represent the 2006 and 2007 plan year payouts as part of the Executive Incentive Plan documented in the CD&A. For Mr. Beyer, $500,910 of his 2007 EIP payouts and $705,872 of his 2006 payouts were deferred into the company’s non-qualified Deferred Compensation Plan.

[5]	These amounts represent additional compensation related to benefits and perquisites to include 401(k) matching contributions, life insurance and executive tax preparation and executive physicals. For Mr. Beyer this represents $7,440 in 401(k) match, $2,889 in company paid life insurance premiums, $2,228 for an executive physical and $1,978 for tax preparation. For Mr. Zinsner, this represents, $13,500 for 401k match, $2297 for company paid life insurance premiums, $1,807 for an executive physical and $1,900 for tax preparation. For Mr. Bell, this represents, $2,118 for company paid life insurance premiums. For Mr Oaklander, this represents $13,500 for 401(k) match, $2,046 for life insurance premiums and $8,580 for the sales car plan allowance. For Mr. Tokos this represents $13,500 for 401(k) match, $1,835 for life insurance premiums and $1,730 for an executive physical and $400 for tax prep.

Grants of Plan Based Awards—The following table sets forth information regarding plan-based grants awarded to our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers during 2007.

GRANTS OF PLAN BASED AWARDS

Name and Principal Position	Grant Date	Approval Date [1]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards $ [2]			Estimated Future Payouts Under Equity Incentive Plan Awards # [3]			All Other Stock Awards: Number of Shares of Stock or Units [4]	All Other Option Awards: Number of Securities Underlying Options [5]	Exercise or Base Price of Option Awards ($/ share)	Grant Date Fair Value of Stock and Option Awards($) [6]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard M. Beyer	2/7/2006	2/7/2006	—	600,000	1,200,000
Chief Executive Officer	4/2/2007	3/9/2007				—	30,000	45,000				803,100
	4/2/2007	3/9/2007								150,000	26.77	1,117,500
David A. Zinsner	1/1/2007	12/18/2006	—	215,000	430,000
Vice President and	4/2/2007	3/9/2007				—	10,000	15,000	3,000			348,010
Chief Financial Officer	4/2/2007	3/9/2007								63,000	26.77	469,350
David B. Bell	4/2/2007	3/21/2008	—	400,000	800,000
President and	4/2/2007	3/21/2008					75,000	112,500				2,007,750
Chief Operating Officer	4/2/2007	3/21/2008								350,000	26.77	2,607,500
Peter Oaklander	3/17/2007	3/9/2007	—	220,000	440,000
Senior Vice President Worldwide Sales	4/2/2007	3/9/2007				—	6,000	9,000	2,000			214,160
	4/2/2007	3/9/2007								40,000	26.77	298,000
Thomas C. Tokos	3/17/2007	3/9/2007	—	162,000	324,000
Vice President, General Counsel and Secretary	4/2/2007	3/9/2007				—	6,000	9,000	2,000			214,160
	4/2/2007	3/9/2007								35,000	26.77	260,750

[1]	In accordance with our 1999 Equity Compensation Plan, options are granted on the first trading day of the month following approval of the grant or are made with our annual grant process as described in the CD&A. Mr Bell’s new hire grants of 75,000 DSUs and 350,000 stock options were granted on the first trading day of the month, which coincided with his hire date.

[2]	These amounts represent each executive’s target cash payout under the documented Executive Incentive Plan which pays out a maximum of 200% of target and a minimum or threshold of 0%.

[3]	Performance based deferred stock units (“PDSUs”) were awarded to Messrs. Beyer (30,000), Bell (75,000), Zinsner (10,000), Oaklander (6,000) and Tokos (6,000) on April 2, 2007 under our 1999 Equity Compensation Plan. The awards vest upon the third anniversary of the grants, subject to the recipient satisfying the employment requirements set forth in the terms and conditions of the award. A recipient may elect to defer receipt of the common stock represented by a DSU award for at least a five-year deferral period, subject to the terms and conditions of the award. Dividend equivalents will accrue during the vesting period and, if applicable, the deferral period and will be paid out following the vesting date or the expiration of the deferral period. Additionally, these awards are subject to three year performance schedules based on certain identified financial metrics of the company. The maximum number of shares that can be received upon vesting is 150% of the original award. The minimum or threshold is 0%.

[4]	These amounts represent restricted stock awards granted under the 1999 Equity Compensation Plan. Each of these awards have a one-year cliff vesting schedule.

[5]	Fiscal year 2007 stock options were granted under the Intersil Corporation 1999 Equity Compensation Plan. Each stock option grant expires seven years from the date of each grant. Each annual grant disclosed above vests 25% on April 2, 2008 and 6.25% quarterly thereafter until fully vested.

[6]	For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please refer to our Annual Report on Form 10-K for the year ended December 28, 2007 filed with the SEC on February 22, 2008. Such discussion is found in said Form 10-K in Footnote 8.3 to the Consolidated Financial Statements beginning on page 66.

Fiscal Year 2007 Chief Executive Officer and President. Mr. Richard M. Beyer was President, Chief Executive Officer, and a director of Intersil Corporation in 2007 as described above. In January 2006, the Company entered into an employment agreement with Mr. Beyer that provided for his employment as Chief Executive Officer of the Company through December 31, 2008, with renewal of the agreement for successive one-year periods unless six months’ notice was given by either the Company or Mr. Beyer. As a result of Mr. Bell’s hire, Mr. Beyer relinquished the role of President on April 2, 2007, but continued in his role as CEO. Mr. Beyer’s agreement provided that he would receive an annual base salary of $550,000, and would be eligible to receive an incentive bonus with a target payout of $600,000. My Beyer’s compensation could be reviewed and/or adjusted by the Compensation Committee on an annual basis and at its sole discretion. The contract also provided for Mr. Beyer to participate in our executive benefit and incentive plans (including stock-based plans). Under this agreement, Mr. Beyer was also granted certain stock option and performance share awards.

Mr. Beyer’s cash compensation during fiscal year 2007 consisted of an annual base salary of $600,000 and a target annual incentive under the EIP of $600,000. Mr. Beyer is also eligible to receive stock options and DSUs at the discretion of the special sub-committee of the Compensation Committee. For fiscal year 2007, Mr. Beyer earned a total annual incentive payout under the EIP of $588,462, based upon the accomplishment of Company financial performance goals determined by the special sub-committee of the Compensation Committee. During fiscal year 2007, Mr. Beyer also was granted stock options to purchase 150,000 shares of Intersil Class A common stock which vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter until fully vested. He was also granted 30,000 performance based DSUs that cliff vest at the end of three years and are earned only if specific Company financial targets are achieved. The use of stock options and DSUs as a portion of Mr. Beyer’s compensation accomplishes the Compensation Committee’s objective that a significant portion of our executives’ compensation be at risk and dependent upon our long-term stock performance.

Mr. Beyer resigned from his positions as Chief Executive Officer and director of the Company, effective February 13, 2008. Mr. Beyer will remain employed by and continue to work with our Board of Directors and management team through a transition period.

Fiscal Year 2007 Chief Financial Officer. Mr. David Zinsner is the Chief Financial Officer of Intersil Corporation. Mr. Zinsner’s cash compensation during fiscal year 2007 consisted of an annual base salary of $335,000. He had a target annual incentive under the EIP of $215,000. Mr. Zinsner is also eligible to receive stock options and DSUs at the discretion of the special sub-committee of the Compensation Committee. For fiscal year 2007, Mr. Zinsner earned a total annual incentive payout under the EIP of $228,164, based upon the accomplishment of Company financial performance goals determined by the special sub-committee of the Compensation Committee. In addition, Mr. Zinsner received a $25,000 discretionary bonus for his performance. During fiscal year 2007, Mr. Zinsner also was granted stock options to purchase 63,000 shares of Intersil’s Class A common stock which vests 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter until fully vested. He was also granted 10,000 performance-based DSUs that cliff vest at the end of three years and are earned only if specific Company targets are achieved. The use of stock options and DSUs as a portion of Mr. Zinsner’s compensation accomplishes the Compensation Committee’s objective that a significant portion of our executives’ compensation be at risk and dependent upon our long-term stock performance. In 2007, Mr. Zinsner also received a one-time award of 3,000 RSUs that have a one-year cliff vesting schedule.

Fiscal Year 2007 Chief Operating Officer and President. Mr. David B. Bell was hired on April 2, 2007 as the President, Chief Operating Officer, and a director of Intersil Corporation in 2007 as described above. In March of 2007, the Company entered into an employment agreement that was effective April 2, 2007 with Mr. Bell that provides for his employment as Chief Operating Officer of the Company through April 2, 2009. This agreement is renewable for successive one-year periods unless six months’ notice is given by either the Company or Mr. Bell. Mr. Bell’s agreement provides that he will receive an annual base salary of $450,000, and will be eligible to receive an incentive bonus with a target payout of $400,000. Mr. Bell’s compensation may be reviewed and/or adjusted by the Compensation Committee on an annual basis and at its sole discretion. The contract also provides for Mr. Bell to participate in our executive benefit and incentive plans (including stock-based plans). Under this agreement, Mr. Bell was also granted certain stock option and performance share awards.

Mr. Bell’s cash compensation during fiscal year 2007 consisted of an annual base salary of $450,000 and a target annual incentive under the EIP of $400,000. Mr. Bell is also eligible to receive stock options and DSUs at the discretion of the special sub-committee of the Compensation Committee. For fiscal year 2007, Mr. Bell earned a total annual incentive payout under the EIP of $328,836, based upon the accomplishment of Company financial performance goals determined by the special sub-committee of the Compensation Committee. During fiscal year 2007, Mr. Bell also was granted stock options to purchase 350,000 shares of Intersil common stock which vest on a prorated basis over three years. He was also granted 75,000 performance-based DSUs that cliff vest on January 1, 2010 and are earned only if specific Company targets are achieved. The use of stock options and DSUs as a portion of Mr. Bell’s compensation accomplishes the Compensation Committee’s objective that a significant portion of our executives’ compensation be at risk and dependent upon our long-term stock performance.

On February 11, 2008, the Board of Directors appointed Mr. Bell to the position of Chief Executive Officer, effective February 13, 2008 to replace Mr. Beyer, who resigned.

Fiscal Year 2007 Sr. Vice President, Worldwide Sales. Mr. Peter Oaklander is the Sr. Vice President of Worldwide Sales of Intersil Corporation. Mr. Oaklander’s cash compensation during fiscal year 2007 consisted of an annual base salary of $300,000 for a portion of the year and he received a merit increase to $310,000 in March of 2007. He had a target annual incentive bonus under the EIP of $180,000 for a portion of the year and received an increase to his target annual incentive to $220,000 on December 1, 2007 to bring him closer to the 60th percentile for total compensation. Mr. Oaklander is also eligible to receive stock options and DSUs at the discretion of the special sub-committee of the Compensation Committee. For fiscal year 2006, Mr. Oaklander earned a prorated total annual incentive payout under the EIP of $137,020, based upon the accomplishment of Company financial performance goals determined by the special sub-committee of the Compensation Committee. In addition, Mr. Oaklander received a $10,000 discretionary bonus for his performance. During fiscal year 2007, Mr. Oaklander also was granted stock options to purchase 40,000 shares of Intersil’s common stock which vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter until fully vested. He was also granted 6,000 performance-based DSUs that cliff vest at the end of three years and are earned only if specific Company targets are achieved as part of his hiring package. The use of stock options and DSUs as a portion of Mr. Oaklander’s compensation accomplishes the Compensation Committee’s objective that a significant portion of our executives’ compensation be at risk and dependent upon our long-term stock performance. Mr. Oaklander also received a one time award of 2,000 RSUs that have a one-year cliff vesting schedule.

Fiscal Year 2007 General Counsel. Mr. Thomas Tokos is the Vice President, General Counsel and Secretary of Intersil Corporation. Mr. Tokos’ cash compensation during fiscal year 2007 consisted of an annual base salary of $265,000 for a portion of the year and he received a merit increase to $276,900 in March of 2007. He had a target annual incentive bonus under the EIP of $162,000. Mr. Tokos is also eligible to receive stock options and DSUs at the discretion of the special sub-committee of the Compensation Committee. For fiscal year 2007, Mr. Tokos earned a total annual incentive payout under the EIP of $171,919, based upon the accomplishment of Company financial performance goals determined by the special sub-committee of the Compensation Committee. In addition, Mr. Tokos received a $10,000 discretionary bonus for his performance. During fiscal year 2007, Mr. Tokos also was granted stock options to purchase 35,000 shares of Intersil’s common stock which vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter until fully vested. He was also granted 6,000 performance-based DSUs that cliff vest at the end of three years and are earned only if specific Company targets are achieved. The use of stock options and DSUs as a portion of Mr. Tokos’ compensation accomplishes the Compensation Committee’s objective that a significant portion of our executives’ compensation be at risk and dependent upon our long-term stock performance. Mr. Tokos also received a one time award of 2,000 restricted stock units that have a one-year cliff vesting schedule.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named above as of our fiscal year end, December 28, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Un- exercised Un-earned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards:
									Number of Unearned Shares, Units or Other Rights that Have Not Vested ($)	Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Richard M. Beyer	945,403	—	—	$37.64	07/12/10	18,500	$451,215	[1]	—	$—
Chief Executive Officer	600,000	—	—	$30.21	05/14/12	—	$—		200,000	$4,878,000	[3]
	320	—	—	$26.45	01/14/12	—	$—		30,000	$731,700	[5]
	15,089	—	—	$26.45	01/14/12	—	$—		—	$—
	11,252	—	—	$26.29	01/16/11	—	$—		—	$—
	124,386	—	—	$26.29	01/16/11	—	$—		—	$—
	3,051	—	—	$26.29	01/16/11	—	$—		—	$—
	4,293	—	—	$24.25	12/20/11	—	$—		—	$—
	152,321	—	—	$24.25	12/20/11	—	$—		—	$—
	4	—	—	$24.25	12/20/11	—	$—		—	$—
	42,000	—	—	$26.64	07/01/13	—	$—		—	$—
	42,000	—	—	$25.13	10/01/13	—	$—		—	$—
	42,000	—	—	$24.65	01/02/14	—	$—		—	$—
	12,891	—	—	$22.77	04/01/11	—	$—		—	$—
	4,297	8,594	—	$19.30	07/01/11	—	$—		—	$—
	4,297	8,594	—	$17.29	10/01/11	—	$—		—	$—
	4,297	8,594	—	$16.21	01/03/12	—	$—		—	$—
	2,344	14,063	—	$17.08	04/01/12	—	$—		—	$—
	2,344	14,063	—	$19.00	07/01/12	—	$—		—	$—
	9,375	32,813	—	$20.73	09/01/12	—	$—		—	$—
	2,362	14,063	—	$22.06	10/03/12	—	$—		—	$—
	23,437	14,063	—	$25.35	01/03/13	—	$—		—	$—
	124,375	125,625	—	$29.30	04/03/13	—	$—		—	$—
	—	150,000	—	$26.77	04/02/14	—	$—		—	$—
Dave Bell	—	350,000	—	$26.77	04/02/14	—	$—		75,000	$1,829,250	[5]
President and
Chief Operating Officer

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Un- exercised Un-earned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards:
									Number of Unearned Shares, Units or Other Rights that Have Not Vested ($)	Market Value or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Dave Zinsner	1,500	—	—	$54.00	08/31/10	8,000	$195,120	[2]	—	$—
Vice President and Chief Financial Officer	1,500	—	—	$41.56	10/02/10	3,000	$73,170	[5]	—	$—
	1,500	—	—	$21.25	01/02/11	—	$—		26,000	$634,140	[4]
	1,625	—	—	$34.50	07/02/11	—	$—		10,000	$243,900	[5]
	1,625	—	—	$26.29	10/01/11	—	$—		—	$—
	1,625	—	—	$33.38	01/02/12	—	$—		—	$—
	1,625	—	—	$28.58	04/01/12	—	$—		—	$—
	3,000	—	—	$24.24	05/09/12	—	$—		—	$—
	750	—	—	$19.80	07/01/12	—	$—		—	$—
	1,750	—	—	$26.64	07/01/13	—	$—		—	$—
	4,000	—	—	$24.06	08/01/13	—	$—		—	$—
	1,750	—	—	$25.13	10/01/13	—	$—		—	$—
	2,500	—	—	$25.67	11/14/13	—	$—		—	$—
	1,750	—	—	$24.65	01/02/14	—	$—		—	$—
	2,500	—	—	$24.83	02/13/14	—	$—		—	$—
	3,000	—	—	$22.77	04/01/11	—	$—		—	$—
	469	—	—	$18.26	05/14/14	—	$—		—	$—
	1,125	375	—	$19.30	07/01/11	—	$—		—	$—
	469	—	—	$15.70	08/13/14	—	$—		—	$—
	937	938	—	$17.16	09/01/11	—	$—		—	$—
	375	375	—	$17.29	10/01/11	—	$—		—	$—
	375	375	—	$16.21	01/03/12	—	$—		—	$—
	10,000	30,000	—	$17.02	04/04/12	—	$—		—	$—
	11,250	8,750	—	$20.73	09/01/12	—	$—		—	$—
	26,250	43,750	—	$29.30	04/03/13	—	$—		—	$—
	—	63,000	—	$26.77	04/02/14	—	$—		—	$—
Peter Oaklander	37,500	62,500	—	$29.30	04/03/13	2,000	$48,780	[5]	—	$—
Senior Vice President Worldwide Sales	—	40,000	—	$26.77	04/02/14	—	$—		40,000	$975,600	[4]
						—	$—		6,000	$146,340	[5]

Thomas Tokos	75,000	—	—	$23.63	06/02/13	2,000	$48,780	[1]	—	$—
Vice President, General Counsel and Secretary	12,500	—	—	$22.77	04/01/11	2,000	$48,780	[5]	—	$—
	10,937	1,563	—	$19.30	07/01/11	—	$—		17,000	$414,630	[4]
	16,250	3,750	—	$17.16	09/01/11	—	$—		6,000	$146,340	[5]
	10,937	1,563	—	$17.29	10/01/11	—	$—		—	$—
	10,937	1,563	—	$16.21	01/03/12	—	$—		—	$—
	5,156	3,094	—	$17.08	04/01/12	—	$—		—	$—
	5,156	3,094	—	$19.00	07/01/12	—	$—		—	$—
	6,750	5,250	—	$20.73	09/01/12	—	$—		—	$—
	5,156	3,094	—	$22.06	10/03/12	—	$—		—	$—
	5,156	3,094	—	$25.35	01/03/13	—	$—		—	$—
	17,812	29,688	—	$29.30	04/03/13	—	$—		—	$—
	—	35,000	—	$26.77	04/02/14	—	$—		—	$—

[1]	These awards were granted on April 1, 2005 ane fully vest on April 1, 2008.

[2]	These awards were granted on April 4, 2005 and fully vest on April 4, 2008.

[3]	These awards were granted on January 1, 2006 and fully vest on January 1, 2009.

[4]	These awards were granted on April 3, 2006 and fully vest on April 3, 2009.

[5]	These awards were granted on April 2, 2007 and fully vests on April 2, 2010.

Option Exercises and Stock Vested

The following sets forth information regarding the number and value of options granted to or held by the Named Executive Officers during fiscal 2007 and at December 28, 2007. The Company does not currently have stock appreciation rights (SARs) outstanding.

OPTION EXERCISES AND STOCK VESTED

Dollars in Thousands

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) [1]	Value Realized on Vesting ($)
Richard M. Beyer	320,500	3,985	30,000	803
Chief Executive Officer

David Zinsner	26,687	356
Vice President and
Chief Financial Officer

David B. Bell	—	0
President and
Chief Operations Officer

Peter Oaklander	—	0
Senior Vice President Worldwide Sales

Tom Tokos	—	0	6,000	161
Vice President, General Counsel and
Secretary

[1]	These shares were granted in 2004 and vested in the current year. In accordance with the 1999 Equity Plan, receipt of these shares was electivelydeferred by Mr. Beyer and Mr. Tokos until April 1, 2012.

Non-Qualified Deferred Compensation

The table below provides information concerning the named executive officers for our fiscal year (FY) ended December 28, 2007.

NON-QUALIFIED DEFERRED COMPENSATION

Name and Principal Position	[1]	Executive Contribution in Last FY ($) [2]	Company Contributions in Last FY ($)	Aggregate Earnings at Last FY ($) [3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Richard M. Beyer	DCP	500,910	—	246,059	—	2,776,046
Chief Executive Officer	SERP	—	—	17,376	—	159,023
David A. Zinsner	DCP		—	1,413	—	22,101
Vice President and	SERP	—	—	—	—	—
Chief Financial Officer

[1]

DCP refers to our Deferred Compensation Plan which allows individuals in the company who earn annual compensation in excess of $150,000 to defer up to 50% of their base salary and up to 100% of their cash incentive bonus on a pre tax basis. SERP refers to the Company’s Supplemental Executive Retirement Plan

which was closed to new contributions January 1, 2005. This plan allowed individuals at the vice president level or above to defer up to 50% of their base salary or bonus into the plan. The Company made matching contributions of 100% of the first 6% deferred into the plan. Distributions can be made in a lump sum or in five, seven, ten or fifteen year installments based upon the election of the executive in the event of the executive’s death or termination.

[2]	These amounts represent amounts deferred in 2007 into the Deferred Compensation Plan. For Mr. Beyer, this represents deferral on his 2nd Half 2006 Executive Incentive Plan bonus and deferral on his 1st half 2007 Executive Incentive Plan bonus.

[3]	These amounts represent the unrealized gain or loss at the end of the fiscal year based upon the individual NEO’s Non-qualified deferred compensation plan investment elections. In 2007, accounts in the DCP were credited earnings identical to the rates of return of the same investments in the 401(k)earnings in the 401k plan. The Company does not provide any interest to the executive on amounts deferred.

Severance and Change-in-Control Benefits

Upon certain types of terminations of employment, severance benefits may be paid to the Named Executive Officers. Except in the case of certain terminations following a change in control, the severance benefits payable to Mr. Beyer and Mr. Bell are addressed in their employment agreements, discussed below. For certain terminations following a change in control, the severance benefits payable to Mr. Beyer and Mr. Bell are addressed in separate severance benefits agreements. In the case of certain terminations following a change in control, the other Named Executive Officers are covered under severance benefits agreements. For all other terminations any severance benefits payable to them would be determined by the Board at its discretion.

Employment Agreement for Chief Executive Officer

If Mr. Beyer’s employment with the Company is terminated for any reason, he or his estate is entitled to receive a payment equal to his base salary and vacation through the date of termination to the extent not already paid and continued coverage in our benefit plans as long as is required by the plans or applicable law.

Additional Severance Benefits under Mr. Beyer’s Employment Agreement

In addition, Mr. Beyer may receive severance benefits in certain circumstances upon termination of his employment. In order to receive these benefits, he must execute a release in the Company’s favor.

If Mr. Beyer’s employment with the Company is terminated for cause or if he resigns voluntarily prior to the end of his employment contract, Mr. Beyer will not be entitled to any cash severance benefits, accelerated vesting of any shares of restricted stock, DSUs, stock options or other equity compensation or post-termination death or medical benefits.

If Mr. Beyer’s employment is terminated by reason of death or disability, he or his estate is entitled to receive (a) a prorated portion of his target incentive bonus, without regard to satisfaction of performance target objectives, (b) a lump sum payment equal to 12 months of his base salary, (c) vesting of a pro-rated number of unvested performance shares only to the extent the applicable performance levels are achieved, and (d) complete vesting of options and restricted stock granted prior to our merger with Elantec Semiconductor, Inc. and an additional one year of credit for vesting in any grants of options after the merger.

If Mr. Beyer’s employment is terminated by the Company without cause, which is defined as any termination that is without a Board determination that there is cause or if Mr. Beyer terminates his employment because of an adverse change in his compensation, title, duties or location of employment, or status as a director, or because we fail to cure our material breach of this agreement, he is entitled to receive (a) the continued

payment of his base salary for two years, (b) a payment equal to one-half of his full target incentive bonus, without regard to satisfaction of performance target objectives, for each of the four semi-annual bonus periods following the termination, (c) accelerated vesting of certain equity awards (other than performance shares), (d) the vesting of a pro-rated number of unvested performance shares only to the extent the applicable performance levels are achieved, (e) eligibility to participate, along with his spouse, in the Company’s retiree medical plan maintained with premiums being paid by the company until such time as he becomes eligible for Medicare or becomes covered under another employer’s medical plan, and (f) continuation of coverage under the life insurance policy he has on the date of his termination, until the term of the agreement expires.

If we decide not to renew Mr. Beyer’s agreement, Mr. Beyer’s options and deferred stock awards will fully vest, and a number of performance shares will vest to the extent the applicable performance levels are achieved.

If any payment or distribution by the Company to Mr. Beyer is determined to be subject to the excise tax imposed by Section 4999 of the Code, and the amount he would receive after any excise taxes is less than the amount he would receive if his benefit payments was reduced to the minimum amount that would avoid an excise tax, Mr. Beyer and the Company would agree to reduce the benefit payments accordingly. The agreement also contains, as an additional condition to the receipt of any severance benefits, obligations that restrict Mr. Beyer’s ability to engage in any business that is competitive with the Company’s business or to solicit Company employees, for a period of two years following his termination.

2007 Employment Agreement for Chief Operating Officer

In March 2007, the Company announced the appointment of David Bell as its President and Chief Operating Officer. On March 23, 2007, the Company and Mr. Bell entered into an employment agreement effective April 2, 2007. The initial term of this agreement is two years, and is renewable for successive one-year periods beginning April 2, 2009. Under the terms of this agreement, Mr. Bell may terminate his employment at any time upon six months written notice and the Company may terminate his employment at any time upon written notice. His annual base salary will be $450,000 per year and he will be eligible for an annual performance-based target bonus of up to $400,000. On April 2, 2007, Mr. Bell was granted options to purchase 350,000 shares of the Company’s common stock vesting over a 4 year period and 75,000 performance-based deferred stock units (“DSUs”) vesting on January 1, 2010, the number of such DSUs being subject to increase or decrease based upon the Company’s financial performance relative to its peer companies. In the event that his employment is terminated by him for good reason or terminated by the Company without cause or terminated through death or disability during the employment term, Mr. Bell will receive one year of base salary, payment of a pro-rated portion of his full annual target bonus for the calendar year and be entitled to accelerated vesting of a portion of his unvested DSUs and stock options.

Change-in-Control Severance Agreements

We have entered into change-in-control severance agreements with Mr. Beyer as well as the other Named Executive Officers. The agreements continue as long as the executive is employed with the Company, however, if a change in control occurs, the agreements are effective for a period of two and a half years from the date of termination following the change in control.

These agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that covered executive officers would be entitled to certain severance benefits following a change in control of the Company. If, during the twelve month period following such a change in control, the executive officer is terminated for any reason, other than for death, disability or for cause, or if such executive officer voluntarily terminates his or her employment because of an adverse change in his or her compensation, title, duties or location of employment, or because we fail to continue a benefit plan (including equity-based plans) without substituting a comparable range of benefits, or because the Company fails to cure our material breach of this agreement, or because the Company fails to get any successor of the Company to agree to assume the terms of this agreement, then the executive will receive certain severance benefits in lieu of the severance benefits provided for in the executive’s employment agreement.

Under Mr. Beyer’s change-in-control severance agreement, Mr. Beyer will be eligible for the continued payment, for three years following the change of control, of (a) his base salary in effect at the time of termination or the time of the change in control, whichever is higher, and (b) the projected annual cash incentive payment without regard to satisfaction of performance target objectives. The executive will also be eligible to participate, along with his covered dependants, in the Company’s retiree medical plan and will be eligible to participate in the Company’s welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation to Mr. Beyer) for three years. All restrictions on restricted stock awarded to Mr. Beyer would lapse and all unvested options granted to Mr. Beyer would vest and become exercisable for the remainder of the term of the option. If the benefits payable to Mr. Beyer under his change-in-control severance agreement are ‘parachute payments’ subject to the excise tax imposed by Section 4999 of the Code, the benefits payable to Mr. Beyer may be reduced if such a reduction results in Mr. Beyer receiving a greater net after-tax amount than if such benefits were not reduced.

Under Mr. Bell’s change in control severance agreement, Mr. Bell will be eligible for continued payment, for two years, of (a) his base salary in effect at the time of termination or the time of the change in control, whichever is higher, and (b) the projected annual cash incentive payment without regard to satisfaction of the performance target objectives. The executive will also be eligible to participate, along with his covered dependants, in the Company’s medical plan and will be eligible to participate in the Company’s welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation to Mr. Bell) for one year. If Mr. Bell’s employment is terminated by him for good reason or terminated by the Company without cause within twelve (12) months following a change in control of the Company, the Company will continue to pay his annual base salary and full target annual bonus for two years. If the benefits payable to Mr. Bell under his change-in-control severance agreement are ‘parachute payments’ subject to the excise tax imposed by Section 4999 of the Code, the benefits payable to Mr. Bell may be reduced if such a reduction results in Mr. Bell receiving a greater net after-tax amount than if such benefits were not reduced.

Under Mr. Zinsner’s, Mr. Oaklander’s and Mr. Tokos’ change-in-control severance agreements, they will each be eligible for a lump sum payment equal to the executive’s base pay through the Date of Covered Termination at the rate in effect at the time Notice of Termination is given, subject to any applicable withholding of federal, state or local taxes, plus (i) that portion of Executive’s targeted cash bonus prorated through the Date of Covered Termination, and (ii) all other amounts to which Executive is eligible for under any compensation plan or practice of the Company at the time such payments are due. In addition, within thirty (30) days following a Covered Termination, Executive shall receive a lump sum payment equal to one hundred percent (100%) of the sum of Annual Base Pay and Annual Bonus, subject to any applicable withholding of federal, state or local taxes. Each of these executives would also be eligible to participate, along with his covered dependants, in the Company’s medical plan and will be eligible to participate in the Company’s welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation to the executive) for one year. Additionally, all of the above mentioned Named Executive Officers, in the event of a change in control and a Covered Termination, would receive full accelerated vesting of all of their stock options, DSUs and Performance DSUs.

Under the severance agreements, a change in control would include each of the following events:

•	shareholders approve certain mergers, or a liquidation or sale of our assets;

•	any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquires 25 percent or more of our voting securities; or

•	a majority of our directors are replaced in certain circumstances during a three-year period.

Change of Control Severance Benefits:

Under the individual severance agreements with the Named Executive Officers that address their termination of employment following a change in control of the Company, each Named Executive Officer would be entitled to receive the following estimated benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur. The Table reflects the amount that could be payable under the various arrangements assuming that the change of control occurred at December 28, 2007, including a payment for certain taxes in the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Code.

Estimated Current Value of Termination Benefits—Change in Control

If Named Executive Officers were Terminated on December 28, 2007

Name and Principal Position	Fiscal Year	Severance Amount Cash $		Early Vesting of Restricted Shares $ [3]	Early Vesting of Stock Options $ [3]	Early Vesting of Performance Shares $ [4]	Other $		Total $
Richard M. Beyer	2007	2,400,000	[1]	451,215	506,522	5,609,700	2,994,317	[5]	11,961,755
Chief Executive Officer
David A. Zinsner	2007	583,000	[2]	268,290	267,545	878,040	25,751	[6]	2,022,627
Vice President and
Chief Financial Officer
David B. Bell	2007	850,000	[2]	0	0	1,829,250	16,441	[6]	2,695,691
President and
Chief Operating Officer
Peter Oaklander	2007	530,000	[2]	48,780	0	1,121,940	39,204	[6]	1,739,924
Senior Vice President Worldwide Sales
Thomas C. Tokos	2007	438,900	[2]	97,560	124,669	560,970	39,728	[6]	1,261,827
Vice President, General Counsel and Secretary

[1]	This amount represents a lump sum payment equal to 36 months of Mr. Beyer’s base salary in effect at the time of termination and (b) the target annual incentive payment for the year in which termination occurs. These amounts are based on the 2006 salary and bonus paid in 2007 for 2006 performance.

[2]	This amount represents 12 months of the 12/28/2007 base pay and 100% of each executive’s annual target cash bonus for Mr. Zinsner, Mr. Bell, Mr Oaklander and Mr. Tokos.

[3]	These amounts represents the full vesting of all outstanding restricted share awards and stock options which would be fully vested at the time of the change in control event. The calculation above is based on the intrinsic value to each executive based upon a closing stock price on December 28, 2007 of $24.39

[4]	This amount represents the payout of all outstanding performance-contingent share awards which would be fully vested and paid out based on the Company’s performance at the time of the event and in this case as of December 28, 2007.

[5]	This amount represents the present value of post-termination medical coverage for Mr. Beyer for coverage for a period of 3 years and his accrued unused vacation as of December 29, 2006. It also includes the year ending balance of his Non-Qualified Deferred Compensation plan as detailed in the NQDC table.

[6]	These amount represent one year of post termination medical coverage for each of the other named executive officers. It also includes accrued unused vacation for each named executive officer as of December 28, 2007 which would become payable in the event of termination.

Severance Benefits—Death or Disability

The only severance agreements for the Named Executive Officers are those which address their termination of employment following a change in control of the Company. The table below represents the severance benefits available to Messrs. Beyer and Bell in the event of death or disability. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that are payable to Messrs. Beyer and Bell, which would only be known at the time that they become eligible for payment and would only be payable if a death or disability termination were to occur.

Estimated Current Value of Termination Benefits—Death or Disability

If Named Executive Officers were Terminated on December 28, 2007

Name and Principal Position	Fiscal Year	Severance Amount Cash $ [1]	Early Vesting of Restricted Shares $		Early Vesting of Stock Options $		Early Vesting of Performance Shares $ [4]	Life Insurance $ [5]	Other $ [6]	Total $
Richard M. Beyer	2007	1,200,000	451,215	[2]	384,591	[2]	3,413,488	1,000,000	2,948,267	9,397,561
Chief Executive Officer
David A. Zinsner	2007	0	0		0		0	825,000	10,401	835,401
Vice President and
Chief Financial Officer
David B. Bell	2007	850,000	0	[3]	0	[3]	451,893	1,000,000	1,090	2,302,984
President and
Chief Technical Officer
Peter Oaklander	2007	0	0		0		0	735,000	27,924	762,924
Senior Vice President Worldwide Sales
Thomas C. Tokos	2007	0	0		0		0	659,000	24,378	683,378
Vice President, General Counsel and Secretary

[1]	This amount represents the present value of one year of continued payment of Mr. Beyer’s and Mr. Bell’s base salary and annual target bonus in effect at the time of termination. These amounts are based on the 2007 salary and target bonuses.

[2]	These amounts represents an 12 month accelerated vesting of post-2005 restricted share awards and stock options and full vesting of prior agreement awards as of December 28, 2007 for Mr Beyer. The calculation above is based on the intrinsic value to each executive based upon a closing stock price on December 28, 2007 of $24.39.

[3]	These amounts represent 6 months accelerated vesting of all unvested stock options and non-performance restricted share awards. The calculation above is based on the intrinsic value to each executive based upon a closing stock price on December 28, 2007 of $24.39.

[4]	This amount represents the full vesting of a prorated portion of performance shares from the effective date of the shares until the date of the involuntary termination at the performance levels achieved as of the date of the event in this case December 28, 2007 for Mr Beyer and Mr. Bell.

[5]	These amounts reflect the estimated present value of the proceeds payable to the Executives’ beneficiaries upon death from the Company paid life insurance plan.

[6]	These amounts represent accrued, unused vacation for each named executive officer as of December 28, 2007 that would be due and payable upon their death or disability and Mr. Beyer’s and Mr Zinsner’s aggregate balance of non-qualified deferred compensation plans at year end as detailed in the NQDC table.

Severance Benefits—Without Cause or Involuntary Termination

The only severance agreements for the Named Executive Officers are those which address their termination of employment following a change in control of the Company. The table below represents the severance benefits available to Mr. Beyer and Mr. Bell in the event of an involuntary termination or termination without cause. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to Mr. Beyer and Mr. Bell, which would only be known at the time that they become eligible for payment and would only be payable if a termination were to occur. The Table reflects the amount that could be payable under the various arrangements assuming that the termination occurred on December 28, 2007.

Estimated Current Value of Termination Benefits—Without Cause or Involuntary

If Named Executive Officers were terminated on December 28, 2007

Name and Principal Position	Fiscal Year	Severance Amount Cash $		Early Vesting of Restricted Shares $		Early Vesting of Stock Options $ [4]	Early Vesting of Performance Shares $ [5]	Other $		Total $
Richard M. Beyer	2007	2,400,000	[1]	451,215	[3]	489,364	3,413,488	2,968,026	[6]	9,722,093
Chief Executive Officer
David B. Bell	2007	650,000	[2]	0		0	451,893	18,558	[7]	1,120,451
President and Chief Operating Officer

[1]	This amount represents the present value of two years of continued payment of Mr. Beyer’s base salary in effect at the time of termination and (b) one half of Mr. Beyer’s full annual target bonus for each of the four subsequent semi-annual bonus periods. These amounts are based on the 2007 salary and target bonus.

[2]	This amount represents the present value of one year of continued payment of base salary and the payment of the target bonus for the second half of 2007.

[3]	These amounts represents an 18 month accelerated vesting of post-2005 restricted share awards and full vesting of prior agreement awards as of December 28, 2007 for Mr. Beyer.

[4]	These amounts represent 18 month accelerated vesting of all unvested stock option awards for Mr. Beyer and 12 months accelerated vesting of all unvested stock option awards for Mr. Bell. The calculation above is based on the intrinsic value to each executive based upon a closing stock price on December 28, 2007 of $24.39

[5]	These amounts represents the full vesting of a prorated portion of performance shares from the effective date of the shares until the date of the involuntary termination at the performance levels achieved as of the date of the event, in this case December 28, 2007, for Mr Beyer and Mr Bell.

[6]	This amount represents life insurance and retiree medical coverage for the remainder of the original term of employment for Mr. Beyer from December 28, 2007 or 13 months and includes accrued, unused vacation of $13,197 which would have been payable. Additionally, this represents the balance of his non-qualified deferred compensation Plan as of December 28, 2007 as detailed in the NQDC table.

[7]	This amount represents life insurance and medical coverage for one year for Mr Bell and includes accrued, unused vacation of $1,090 which would have been payable.

Director Compensation

The following table provides compensation information for the one-year period ended December 28, 2007 for each member of our Board of Directors.

Directors Compensation Table

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]		Option Awards ($) [1]		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) [2]	Total ($)
Robert W. Conn	50,000	103,791	[3]	94,270	[7]	—	—	4,640	252,701
James V. Diller	45,000	118,973	[4]	94,270	[7]	—	—	2,320	260,563
Gary E. Gist	75,000	103,791	[3]	94,270	[7]	—	—	4,640	277,701
Mercedes Johnson	50,000	92,451	[5]	94,270	[7]	—	—	—	236,721
Gregory Lang	45,000	66,077	[6]	99,122	[8]	—	—	—	210,199
Jan Peeters	60,000	103,791	[3]	94,270	[7]	—	—	—	258,061
Robert N. Pokelwaldt	50,000	103,791	[3]	94,270	[7]	—	—	4,640	252,701
James A. Urry	45,000	103,791	[3]	94,270	[7]	—	—	—	243,061

[1]	These amounts represent fair value compensation recognized by the company in accordance with FAS123R. Stock awards (DSUs) have a vesting life of 36 months. Option awards are valued using a binomial lattice model and have a vesting life of 12 months.

[2]	These amounts represent dividends paid on DSUs that vested and were delivered during the current year.

[3]	Represents amortization on 8,000 DSUs awarded at a price of $22.77 on April 1, 2004, 4,000 DSUs awarded at a price of $17.08 on April 1, 2005, 4,000 DSUs awarded at a price of $29.30 on April 3, 2006, and 4,000 DSUs awarded at a price of $26.77 on April 2, 2007.

[4]	Represents amortization on 4,000 DSUs awarded at a price of $22.77 on April 1, 2004, 8,000 DSUs awarded at a price of $17.08 on April 1, 2005, 4,000 DSUs awarded at a price of $29.30 on April 3, 2006, and 4,000 DSUs awarded at a price of $26.77 on April 2, 2007.

[5]	Represents amortization on 4,000 DSUs awarded at a price of $19.96 on August 3, 2005, 4,000 DSUs awarded at a price of $29.30 on April 3, 2006, and 4,000 DSUs awarded at a price of $26.77 on April 2, 2007.

[6]	Represents amortization on 4,000 DSUs awarded at a price of $29.48 on February 7, 2006, and 4,000 DSUs awarded at a price of $26.77 on April 2, 2007.

[7]	Represents amortization on 15,000 options issued on April 3, 2006, with a strike price of $29.30 and a fair value of $7.43, and 15,000 options issued on April 2, 2007, with a strike price of $26.77 and a fair value of $6.34.

[8]	Represents amortization on 25,000 options issued on February 7, 2006, with a strike price of $29.48 and a fair value of $7.52, and 15,000 options issued on April 2, 2007, with a strike price of $26.77 and a fair value of $6.34.

Directors who are also officers of the Company do not receive compensation for their services as directors. The Chairman of the Board, Gary Gist, receives cash compensation in the amount of $75,000 per year paid in quarterly installments of $18,750. In addition, members of the audit committee receive and additional cash retainer of $5,000 per year. In 2007, the Chairman of the Board, Mr. Gist received his annual fee of $75,000. Mr. Diller, Ms. Johnson, Mr. Pokelwaldt, Mr. Lang and Mr. Urry all received a $45,000 retainer for 2007. Mr. Peeters, who served as the Audit Committee Chairman, received an additional cash retainer of $15,000 annually ($3,750 quarterly).

RETIREMENT PLANS

Retirement and Savings Program

Intersil Corporation provides retirement benefits to substantially all employees primarily through a defined contribution retirement plan. Contributions by the Company to the retirement plan are based on employees’ savings with no other funding requirements. The Company is able to make additional contributions to the fund at its discretion.

The savings element of the retirement plan is a defined contribution plan, which is qualified under Section 401(k) of the Code. All employees of the Company may elect to participate in the 401(k) Plan. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company provides matching contributions under the provisions of the plan. Employees fully vest in the Company’s matching contributions upon the completion of five years of service.

Retirement benefits also include an unfunded limited healthcare plan for U.S.-based retirees and employees on long-term disability. The cost for retiree benefits is gradually being assumed by the retirees. Intersil Corporation accrues the estimated cost of these medical benefits, which are not material, during an employee’s active service life.

EQUITY COMPENSATION PLAN INFORMATION

The table and notes below summarize the status of our equity compensation plans (shares in thousands):

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders:
Elantec 1995 and 2001 Equity Incentive Plans (1)	2,491	$25.86	None
Xicor 1990, 1998 and 2002 Equity Incentive Plans (1)	957	$12.58	None
Intersil 1999 Equity Compensation Plan (2)	15,331	$25.59	9,731
Intersil Employee Stock Purchase Plan (3)	2,333	N/A	376
Equity compensation plans not approved by shareholders (4)
Total (5)	21,112	$24.91	10,108

(1)	Each of these plans in these totals has been acquired by a purchase method accounting acquisition made by Intersil. At the time of the respective acquisitions Intersil ceased making grants, and will not make any additional grants, under these plans. Future grants are expected be made under the 1999 Equity Compensation Plan.

(2)	The number of securities for the Intersil 1999 Equity Compensation Plan includes 1,411 shares that are deferred or restricted stock units outstanding. The weighted average exercise price displayed is only for 13,920 stock options.

(3)	The Employee Stock Purchase Plan does not employ a “look-back” option feature; therefore there are no options or rights to purchase outstanding until the final day of the subscription period (which are then settled immediately).

(4)	There are no equity compensation plans that have not been approved by shareholders.

(5)	The number of securities for the total of the plans includes 1,411 shares that are deferred or restricted stock units outstanding. The weighted average exercise price displayed is only for 17,368 stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of March 13, 2008 with respect to shares of each class of Common Stock beneficially owned by (i) each person or group that is known to the Company to be the beneficial owner of more than 5% of each class of outstanding Common Stock, (ii) each Director and named executive officer of the Company and (iii) all Directors and executive officers of the Company as a group. Unless otherwise specified, all shares are directly held.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power.

Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, CA 95035.

	Class A Common Stock
	Shares Beneficially Owned	Percent (1)
FMR Corporation (2)	9,488,611	7.6%
T. Rowe Price Associates, Inc. (3)	8,573,936	6.9%
Barclays Global Investors NA (4)	6,555,922	5.3%
Richard M. Beyer (5)	2,374,519	1.9%
James V. Diller (6)	712,865	*
Thomas Tokos (7)	223,248	*
Gary Gist (8)	156,704	*
James A. Urry (9)	149,024	*
David Zinsner (10)	131,438	*
Jan Peeters (11)	128,500	*
Robert Conn (12)	126,158	*
Robert Pokelwaldt (13)	126,020	*
David Bell (14)	87,500	*
Peter Oaklander (15)	62,000	*
Mercedes Johnson (16)	55,000	*
Gregory Lang (17)	40,000	*
All directors and executive officers as a group (13 persons)	4,372,976	3.4%

*	Less than 1% of the outstanding Class A Common Stock

(1)	Percentages are derived using the number of shares of Class A Common Stock outstanding as of March 13, 2008.

(2)	Based solely on information obtained from a Schedule 13-G filed by FMR Corporation for the period ending 12/31/2007. The address of FMR Corporation is 82 Devonshire Street, Boston, MA 02110.

(3)	Based solely on information obtained from a Schedule 13-G filed by T. Rowe Price Associates, Inc. for the period ending 9/30/07. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(4)	Based solely on information obtained from a Schedule 13-G filed by Barclays Global Investors NA for the period ending 12/31/2007. The address of Barclays Global Investors NA is 45 Fremont Street, San Francisco, CA 94105.

(5)

Includes 54,000 shares associated with Deferred Stock Unit awards that Mr. Beyer will take possession of on 10/17/2008. Also includes 2,300,735 shares subject to options exercisable within 60 days of March 13,

2008 and 18,500 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 13, 2008.

(6)	Includes 342,341 shares owned by the James V. Diller & June P. Diller Trust. Also includes 4,000 shares of which are associated with a Deferred Stock Unit award that Mr. Diller will take possession of on 7/1/2011. Also includes 362,524 shares subject to options exercisable within 60 days of March 13, 2008 and 8,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 13, 2008.

(7)	Includes 12,000 shares associated with Deferred Stock Unit awards that Mr. Tokos will take possession of on 4/1/2011 (6,000 shares) and 4/1/2012 (6,000 shares). Also includes 207,248 shares subject to options exercisable within 60 days of March 13, 2008 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 13, 2008.

(8)	Includes 47,704 shares owned by the Gist Family Living Trust. Also includes 105,000 shares subject to options exercisable within 60 days of March 13, 2008 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 13, 2008.

(9)	Includes 12,000 shares associated with Deferred Stock Unit awards that Mr. Urry will take possession of on 7/1/2011 (4,000 shares) and 4/1/2012 (8,000 shares); 105,000 shares subject to options exercisable within 60 days of March 13, 2008 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 13, 2008.

(10)	Includes 120,438 shares subject to options exercisable within 60 days of March 13, 2008, 3,000 shares associated with a Restricted Stock Unit award and 8,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 13, 2008.

(11)	Includes 12,000 shares of Deferred Stock Unit awards that Mr. Peeters will take possession of on 7/1/2011 (4,000 shares) and 4/1/2012 (8,000 shares). Also includes 112,500 shares subject to options exercisable within 60 days of March 13, 2008 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 13, 2008.

(12)	Includes 4,000 shares associated with Deferred Stock Unit awards that Mr. Conn will take possession of on 7/1/2011. Also includes 112,500 shares subject to options exercisable within 60 days of March 13, 2008 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 13, 2008.

(13)	Includes 112,500 shares subject to options exercisable within 60 days of March 13, 2008 and 4,000 shares associated with a Deferred Stock Unit award that will vest within 60 days of March 13, 2008.

(14)	Includes 87,500 shares subject to options exercisable within 60 days of March 13, 2008.

(15)	Includes 60,000 shares subject to options exercisable within 60 days of March 13, 2008 and 2,000 shares associated with a Restricted Stock Unit Award that will vest within 60 days of March 13, 2008.

(16)	Includes 55,000 shares subject to options exercisable within 60 days of March 13, 2008.

(17)	Includes 40,000 shares subject to options exercisable within 60 days of March 13, 2008.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The executive officers and key employees of the Company are as follows:

David B. Bell, President, Chief Operating Officer, and Director. Mr. Bell is described above as a nominee for Director.

Richard M. Beyer, Chief Executive Officer and Director. Mr. Beyer was the Chief Executive Officer and a Director of the Company from April 2, 2007 until he resigned his positions as Chief Executive Officer and Director on February 13, 2008. Following the Company’s acquisition of Elantec Semiconductor, Inc. on May 14, 2002 and until January 25, 2006, Mr. Beyer was the President, Chief Executive Officer and Director of the Company. From January 26, 2006 until October 26, 2006, Mr. Beyer was Chief Executive Officer and Director of the Company. On October 26, 2006, Mr. Beyer once again assumed the President’s position until April 2, 2007, at which time it was assumed by Mr. Bell. From July 2000 to May 2002, Mr. Beyer was President, Chief Executive Officer and Director of Elantec Semiconductor. Mr. Beyer has served on the Board of Directors of Credence Systems Corp. since late 2003, and on the Board of Directors of Xceive Corporation since August 2006. He also currently serves on the Board of Directors of the Semiconductor Industry Association. Age: 59

David A. Zinsner, Vice President and Chief Financial Officer. Mr. Zinsner was appointed Vice President and Chief Financial Officer of Intersil Corporation in July 2005. Prior to his promotion, Mr. Zinsner was Intersil’s Corporate Controller and Treasurer for five years. In that role, he oversaw most of Intersil’s finance departments. Since joining Intersil as Corporate Treasurer in 1999, Mr. Zinsner has completed a variety of key executive assignments, including leadership roles in the assimilation of several acquisitions. Prior to joining Intersil, Mr. Zinsner held international finance and treasury management positions at Harris Corporation, and before that, he was employed by Mellon Financial Corporation. Age: 39

Rajeeva Lahri, Executive Vice President of Worldwide Operations and Chief Technology Officer. Mr. Lahri served as Chief Technology Officer and Executive Vice President of Worldwide Operations from June 2005 through April 2007 when Mr. Lahri voluntarily resigned his position at the Company. He had been Vice President of Worldwide Operations and Chief Technology Officer from September 2004 until June 2005. Prior to that, he was the Chief Technology Officer, beginning in May 2002. From April 2001 to May 2002, Mr. Lahri served as Senior Vice President of Technology and Operations at Elantec Semiconductor, Inc. Age: 52

Thomas C. Tokos, Vice President, General Counsel and Secretary. Mr. Tokos has served as Vice President, General Counsel and Secretary of the Company since May 2003. From November 2002 until May 2003, he served as Vice President, General Counsel and Secretary of Asyst Technologies, Inc., a semiconductor equipment company. From August 2001 to September 2002, Mr. Tokos was an attorney in private practice. From July 2000 to July 2001, Mr. Tokos was Chief Financial Officer of Get2Chip.com, Inc., a semiconductor design automation software company. Age: 55

Peter Oaklander, Senior Vice President, Worldwide Sales. Mr. Oaklander has served as the Company’s Senior Vice President, Worldwide Sales since March 2006. Prior to that, Mr. Oaklander spent the past 20 years at Analog Devices, most recently holding the position of vice president and general manager of Power Management products in the Analog Semiconductor division. Prior to that, his positions at Analog Devices included vice president and general manager of Analog Devices’ Silicon Valley Operations, managing director of the Asia Pacific region, director of Consumer Sales and Analog Semiconductor Components division Field Marketing in Japan, as well as other positions with increasing responsibility. Age: 44

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers, Directors, and ten-percent equity security holders. Based solely on a review of reports filed by the Company on these individuals’ behalf and written representations from the officers and Directors that no other reports were required, the following individuals reported that a Form 4 had been filed late during the fiscal year ended December 28, 2007: Richard Beyer, Robert Conn, James Diller, Gary Gist, Jan Peeters, Robert Pokelwaldt, Thomas Tokos and James Urry.

EMPLOYMENT AGREEMENTS

On January 1, 2006, the Company entered into an employment agreement with Richard M. Beyer, its President and Chief Executive Officer until his resignation from both positions effective February 13, 2008. The initial term of this employee agreement was three years, renewable for successive one-year periods beginning January 1, 2009. Under the terms of this agreement, Mr. Beyer could terminate his employment at any time upon 60 days written notice and the Company could terminate his employment at any time upon written notice. His annual base salary was $550,000 per year and he will be eligible for an annual performance-based target bonus of up to $600,000 with the bonus amount paid being subject to increase or decrease based on the financial performance of the Company. Mr. Beyer was granted options to purchase 250,000 shares of the Company’s common stock over the first year of the term and has been granted 100,000 performance-based deferred stock units (“DSUs”) vesting on January 1, 2009, the number of such DSUs being subject to increase or decrease based upon the Company’s financial performance relative to its peer companies. In the event that his employment is involuntarily terminated or terminated without cause, Mr. Beyer will be entitled to severance benefits consisting of two years of base salary, payment of one-half of his full annual target bonus for each of the four subsequent semi-annual bonus periods, accelerated vesting of certain of his stock options and DSUs and participation in the retiree medical plan maintained by the Company with premiums being paid by the Company until such time as he becomes eligible for Medicare or becomes covered under another employer’s medical plan. In the event of his termination for death or disability, Mr. Beyer (or his beneficiary, as applicable) will be entitled to 12 months of his base salary, a pro-rata portion of his full target bonus for the year of termination and accelerated vesting of certain equity awards. Contemporaneous with execution of this employment agreement, the Company and Mr. Beyer agreed to amend his Executive Change in Control Severance Benefits Agreement dated May 10, 2002. The amendment provides that in the event that Mr. Beyer’s employment terminates due to an involuntary termination or a voluntary termination for good reason within twelve (12) months following a change in control of the Company, the Company will continue to pay his annual base salary and full target annual bonus for three years and certain equity awards granted to Mr. Beyer will become fully vested.

In March 2007, the Company announced the appointment of David B. Bell as its President and Chief Operating Officer. On March 23, 2007, the Company and Mr. Bell entered into an employment agreement effective April 2, 2007. The initial term of this agreement is two years, and it is renewable for successive one-year periods beginning April 2, 2009. Under the terms of this agreement, Mr. Bell may terminate his employment at any time upon 45 days written notice and the Company may terminate his employment at any time upon written notice. His annual base salary during 2007 was $450,000 per year and he was eligible for an annual performance-based target bonus of $400,000. On April 2, 2007, Mr. Bell was granted options to purchase 350,000 shares of the Company’s common stock vesting over a 4 year period and 75,000 performance-based deferred stock units (“DSUs”) vesting on January 1, 2010, the number of such DSUs being subject to increase or decrease based upon the Company’s financial performance relative to its peer companies. In the event that his employment is terminated by him for good reason or terminated by the Company without cause or terminated through death or disability during the employment term, Mr. Bell will receive one year of base salary, payment of a pro-rated portion of his full annual target bonus for the calendar year and be entitled to accelerated vesting of a portion of his unvested DSUs and stock options. The Company and Mr. Bell entered into an Executive Change in Control Severance Benefits Agreement that provides that in the event that Mr. Bell’s employment terminates due to an involuntary termination or a voluntary termination for good reason within twelve (12) months following a change in control of the Company, the Company will continue to pay his annual base salary and full target annual bonus for two years.

AUDIT FEES

Fees for audit services provided by KPMG LLP totaled $1,695,000 in fiscal year 2007 and $1,275,000 in fiscal year 2006. Audit service fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q and other attest services related to regulatory filings.

AUDIT-RELATED FEES

No audit related services were provided by KPMG LLP in fiscal year 2007 or fiscal year 2006.

TAX FEES

No tax compliance, tax advice or tax planning services were provided by KPMG LLP in fiscal year 2007 or fiscal year 2006.

ALL OTHER FEES

No professional accounting services were provided by KPMG LLP in fiscal year 2007 or fiscal year 2006.

AUDIT COMMITTEE PRE-APPROVAL POLICY

All of the audit engagements relating to audit services, audit-related services and tax services described above were pre-approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy. The Audit Committee Pre-Approval Policy provides for pre-approval of audit, audit-related, tax and other accounting engagements as specifically set forth by the Audit Committee on an annual basis. Individual engagements anticipated to exceed pre-approved fee thresholds and miscellaneous engagements not listed in the policy must be individually pre-approved. The policy authorizes the Audit Committee to delegate one or more of its members pre-approval authority with respect to permitted engagements.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Intersil’s Proxy Statement or Annual Report may have been sent to multiple shareholders in your household. Intersil will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Intersil Corporation, 1001 Murphy Ranch Road, Milpitas, California 95035, Telephone: 1-888-468-3774, E-mail: investor@intersil.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors

Thomas C. Tokos
Vice President, General Counsel, and Secretary

March 24, 2008

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Exhibit A

SUMMARY DESCRIPTION OF 2008 EQUITY COMPENSATION PLAN

The following description of the 2008 Equity Compensation Plan (the “2008 Equity Plan”) is qualified in its entirety by reference to the applicable provisions of the plan document. A copy of the 2008 Plan is attached to this Proxy Statement as Exhibit A.

Purpose. The Company’s Board of Directors adopted the 2008 Equity Plan to enable key employees, directors and consultants of the Company and its subsidiaries and affiliates to participate in the equity ownership of the Company through awards of options, restricted stock, stock appreciation rights, deferred stock units and phantom shares under the 2008 Equity Plan. The purpose of the 2008 Equity Plan is to align the interests of the eligible individuals with the interests of the Company’s shareholders, provide incentives for eligible individuals to exert maximum efforts for the success of the Company and its subsidiaries, attract and retain the best available talent, and reward key personnel for their part in increasing the value of the Company.

Effective Date and Termination. The original effective date of the Plan is May 7, 2008. The 2008 Equity Plan will terminate on May 7, 2018, unless earlier terminated by the Board of Directors.

Administration. The 2008 Equity Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee is currently comprised of three members, each of whom is a member of the Board of Directors, a “non-employee director” as defined under Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. The Board of Directors has also designated members or officers of the Company to serve as a secondary committee and has delegated to the secondary committee authority to grant awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or section 162(m) of the Code. The secondary committee has the same authority with respect to selecting the individuals to whom awards are granted and establishing the terms and conditions of awards as the Committee has under the terms of the 2008 Equity Plan.

The Committee has the following powers and authority with regard to the 2008 Equity Plan:

•	to interpret and administer the 2008 Equity Plan;

•	to select the employees, directors and consultants who are to receive awards under the 2008 Equity Plan;

•	to determine the type and amount of awards to be granted to participants;

•	to determine the times at which awards will be granted;

•

to determine the terms and conditions of awards granted under the 2008 Equity Plan and the terms of agreements which will be entered into with participants with respect to the 2008 Equity Plan, including the performance goals, if any, that apply to an award;

•	to adopt regulations for carrying out the 2008 Equity Plan and make changes in such regulations as it shall from time to time, think advisable; and

•

to amend the 2008 Equity Plan if such power is so delegated by the Board of Directors, provided that such amendment does not adversely affect the participant unless it is required to comply with applicable laws and that no amendment to the 2008 Equity Plan may be effective that would, if such amendment were not approved by the stockholders of the Company, cause the 2008 Equity Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the stockholders of the Company is obtained.

The Committee has the power to establish different terms and conditions with respect to different participants in the 2008 Equity Plan.

Participation. All consultants, directors and key employees of the Company are eligible to participate in the 2008 Equity Plan. The Committee shall determine from time to time the individuals who are to receive awards under the 2008 Equity Plan. During the lifetime of participants, certain awards (options, deferred stock units, stock appreciation rights and phantom shares) shall be exercisable only by the participant, and no awards will be transferable other than by will or the laws of descent and distribution. Any attempt to pledge, assign or transfer an award for any reason during the participant’s lifetime shall be void and the relevant award shall be forfeited. Restricted stock awards are transferable by participants once the period of forfeiture with respect to such restricted stock lapses. Prior to the lapse of the restrictions, restricted stock is not transferable.

Shares of Stock Available for Grant. Up to 12,300,000 shares are authorized to be issued under the 2008 Equity Plan; provided that each share issued pursuant to an award other than a stock option or stock appreciation right (“SAR”) will reduce the number of shares available for issuance by 2.33 shares. For example, if all awards under the 2008 Equity Plan are made in the form of restricted stock grants, 5,278,970 shares will be available for issuance pursuant to such grants. The shares may be treasury shares or authorized but unissued shares. The maximum number of shares of Common Stock that may be granted to any one individual shall not exceed 666,667 during any calendar year, or in the case of awards payable in cash, $2,000,000 (the “Individual Limit”).

Term of Awards. The maximum term of any award granted under the 2008 Equity Plan will be seven years from the date of grant.

Changes in Capital Structure. The 2008 Equity Plan provides that in the event of a (1) merger, consolidation, dissolution, liquidation, reorganization, share exchange, sale of substantially all of the Company’s assets or stock or similar transaction, or (2) stock dividend, stock split, stock combination, reclassification, recapitalization or other similar change in the Company’s capital structure affecting its Common Stock, or any distribution to stockholders other than a cash dividend, the Committee shall make the appropriate adjustment in the number and kind of shares authorized by the 2008 Equity Plan and other adjustments to outstanding awards as it deems appropriate.

Change of Control. Upon a change of control of the Company, the Committee may, in its discretion, accelerate the vesting and exercisability of options and SARs granted under the 2008 Equity Plan. In addition, upon a change of control of the Company, the Committee may, at its discretion (i) cancel any outstanding vested options and SARs in exchange for a cash payment of an amount equal to the difference between the then fair market value of the award less the option price of the award, (ii) after having given the award holder a chance to exercise any outstanding options, terminate any or all of the award holder’s unexercised options, or (iii) where the Company is not the surviving corporation, cause the surviving corporation to assume or replace all outstanding option or SAR awards with awards involving the common stock of the successor corporation on terms necessary to preserve the rights of award holders. Upon a change of control of the Company, the Committee may also, in its discretion, accelerate the vesting of restricted stock and other awards made under the 2008 Equity Plan and take such other actions as the Committee deems appropriate.

Amendment and Termination of the 2008 Equity Plan. The Board of Directors (or the Committee, if such power is so delegated by the Board) may amend, modify, suspend or terminate the 2008 Equity Plan, provided that shareholder approval of any amendment is obtained as required by applicable laws or regulations. The Committee may amend any outstanding award without a participant’s consent, provided that, unless the amendment is necessary to comply with applicable law, such amendment shall not adversely impact the participant. Termination of the 2008 Equity Plan shall not affect awards outstanding under the 2008 Equity Plan at the time of termination.

Performance Goals. Awards may be granted or vested contingent upon attaining performance goals related to our performance or the performance of any of our affiliates or business units. The performance goals will be established by the Committee prior to or early in a performance period, and after the performance period the Committee will determine and certify whether the goals have been obtained. The goals will be based upon one or more of the following: revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction.

Options. The specific terms and conditions of each option shall be set forth in a written option agreement, which shall comply with the 2008 Equity Plan.

The Committee shall establish the time and the manner in which an option may be exercised and has a right to amend the terms of option agreements in certain circumstances. The price per share at which Common Stock may be purchased upon exercise of an option shall be determined by the Committee, and, in the case of all options, shall be not less than the fair market value of a share of Common Stock on the date of grant. In the case of any incentive stock option granted to a ten percent stockholder, the option price shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant.

The option price of the shares of Common Stock received upon the exercise of an option shall be paid: (i) in full in cash or a certified or bank cashier’s check at the time of exercise, (ii) with the consent of the Committee, by delivery of an assignment of a sufficient amount of the proceeds from the sale of shares of Common Stock to be acquired pursuant to such exercise, or (iii) with the consent of the Committee, in whole or in part in Common Stock held by the participant and valued at their fair market value on the date of exercise. Special rules apply which limit the time of exercise of an option following an employee’s termination of employment. The Committee may impose additional restrictions on the exercise of any option.

The option price of an option awarded under the 2008 Equity Plan shall not be reduced after the grant of such option, except in the case of a change in capital structure as described in the 2008 Equity Plan, unless such reduction is approved by a majority of the shares present and voted at a duly called meeting of the shareholders.

The maximum term of a non-qualified stock option may not exceed seven years from the date of grant of such option. The maximum term of an incentive stock option also may not exceed seven years from the date of grant, unless the grantee owns more than 10% of the Company, in which case the term may not exceed five years from the date of grant.

The Committee may, in its discretion, include in an option agreement a provision permitting the participant the ability to exercise, in whole or in part, shares subject to options prior to full vesting of such options, subject to the terms of the 2008 Equity Plan, including continued application of the vesting restrictions to the shares purchased pursuant to the exercised options and, prior to vesting, a repurchase right in favor of the Company, with the repurchase price to be equal to the lesser of the exercise price paid or the fair market value of the shares on the date of the repurchase.

The Committee shall address a grantee’s ability to exercise an option after his or her service with the Company ends in the award agreement for the option.

Stock Appreciation Rights. A stock appreciation right (“SAR”) allows a recipient to receive, upon exercise of the right, the increase in the fair market value of a specified number of shares of Common Stock from the date of grant to the date of exercise. The Committee will establish the terms and conditions governing each SAR under the 2008 Equity Plan in an award agreement at the time the SAR is granted. Payment upon exercise of a SAR may be made in cash or Common Stock (including restricted stock). A SAR may be issued in conjunction with an option, and the exercise of a SAR will automatically cancel the related option (such SAR, a “Tandem SAR”). Similarly, the exercise of a related option will automatically cancel the Tandem SAR. The Committee shall address a grantee’s ability to exercise a SAR after his or her service with the Company ends in the award agreement for the SAR.

Restricted Stock. In a restricted stock award, the Committee grants to a participant shares of Common Stock that are subject to that are subject to forfeiture upon specified events and/or the failure to achieve specified performance goals during a specified restriction period. The restriction period applicable to any grant of restricted stock shall expire after a one-year period or ratably over a two-, three-, four- or five-year period, as determined by the Committee, unless earlier vesting is based upon the attainment of performance goals; provided that, unless otherwise determined by the Committee, the applicable restriction period shall not expire before the first anniversary of the grant date. During the restriction period, holders of restricted stock have the right to receive dividends from and to vote the shares of restricted stock. Generally, certificates representing shares of Common Stock awarded pursuant to a restricted stock award will be issued to the participant and deposited by the participant with the Company to be held in escrow during the restriction period. Unless otherwise determined by the Committee, shares of restricted stock that have not yet become vested will be forfeited when a grantee’s service with the Company is terminated by the Company for cause or by the grantee for any reason. Unless otherwise determined by the Committee, shares of restricted stock shall fully vest when a grantee’s service with the Company is terminated by the Company without cause or ends due to death or disability.

Phantom Shares. The award of a phantom share under the 2008 Equity Plan gives a grantee the right to receive payment of the fair market value of a share of Common Stock. The Committee establishes the terms and conditions of a phantom share award in an award agreement at the time the award is granted, including when such shares shall vest and be payable. Such terms and conditions shall be consistent with the terms of the 2008 Equity Plan. Unless otherwise determined by the Committee, vested phantom shares shall be paid upon a grantee’s separation from service with the Company. Such shares will be paid in cash or in shares as determined by the Committee. Payment will generally be made in a single lump sum, except that the Committee may allow a grantee to elect, in accordance with procedures established by the Committee, to receive payment in installments over a period not to exceed 10 years. If such an election is made, payment will be delayed by five years. Unless otherwise determined by the Committee, shares that are not vested upon a grantee’s separation from service will be forfeited.

Phantom shares are solely a measurement device for calculating the amounts to be paid to grantees, and do not constitute Common Stock or a trust fund of any kind. The Company may establish a bookkeeping reserve to meet its obligations to pay grantees. A grantee’s right to receive payment by virtue of being awarded phantom shares shall be no greater than the rights of any unsecured creditor of the Company, and a grantee shall not have any rights to Common Stock or any ownership interest in the Company. Claims procedures may apply with respect to phantom shares as required under applicable law.

Deferred Stock Units. In a deferred stock unit (“DSU”) award, the Company will deliver, subject to certain conditions, a fixed number of shares of Common Stock to the participant at the end of a vesting period (which, in the discretion of the Committee, may be either (i) not less than three years unless earlier vesting is based on attainment of performance goals) or such extended deferral period(s) as timely elected by the participant, or (ii) ratable over a two-, three-, four-, or five-year period, as determined by the Committee in its discretion). During the vesting and deferral period(s), the participant has no voting rights with respect to any such shares but rather he has a right to receive shares at some future date, in accordance with the terms of his or her award. Amounts equal to any dividends declared prior to vesting, and post-vesting during the deferral period(s), will be paid to the participant, without interest, at the time when the shares are no longer subject to vesting or a deferral period(s), as applicable. Shares of Common Stock awarded pursuant to a DSU award shall be issued and delivered at the end of the vesting or deferral period(s) specified in the agreement evidencing such DSU award. Unless otherwise determined by the Committee, all unvested DSUs will be forfeited upon a participant’s separation from service.

New Plan Benefits. Individuals who will participate in the 2008 Equity Plan in the future, and the amounts of their awards, are to be determined by the Committee subject to the restrictions outlined above. Since no such determinations have yet been made, it is not possible to state the terms of any individual awards which may be issued under the 2008 Equity Plan or the names or positions of, or respective amounts payable or allocable to, any individuals who may participate in the 2008 Equity Plan.

Federal Tax Consequences

Incentive Stock Options. An option holder realizes no taxable income and the Company is not entitled to a deduction when an incentive stock option is granted or exercised. Provided the option holder meets the applicable holding period requirements for the shares received upon exercise of an incentive stock option (two years from the date of grant and one year from the date of exercise), gain or loss realized by an option holder upon sale of the shares received upon exercise will be long-term capital gain or loss, and the Company will not be entitled to a deduction. If, however, the option holder disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the option holder will realize compensation income at that time equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the incentive stock option. Any amount realized upon a disqualifying disposition in excess of the fair market value of the shares on the exercise date of the incentive stock option will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year. If the sales price is less than the sum of the exercise price of the incentive stock option and the amount included in compensation income due to the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending upon whether the shares have been held for more than one year.

Under the 2008 Equity Plan, incentive stock options may, if permitted under the applicable award agreement, be exercised in whole or in part with shares of Common Stock held by the option holder. Such an exercise will be treated as a tax-free exchange of the shares of Common Stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. Shares of Common Stock received in excess of the number of shares surrendered will have a tax basis of zero.

Non-Qualified Options. An option holder realizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, an option holder will realize compensation income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified option, and the Company will be entitled to a corresponding deduction. An option holder’s tax basis in the shares of Common Stock received upon exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the option holder’s holding period for such shares will begin at that time. Upon subsequent sale of the shares of Common Stock received upon exercise of a non-qualified option, the option holder will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the option holder’s tax basis in such shares.

Under the 2008 Equity Plan, non-qualified options may, if permitted under the applicable award agreement, be exercised in whole or in part with shares of Common Stock held by the option holder. Payment in Common Stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. The fair market value of shares of Common Stock received in excess of the number of shares surrendered will be treated as compensation income and such shares have a tax basis equal to their fair market value on the date of the exercise of the non-qualified option.

Stock Appreciation Rights. A participant realizes no taxable income and the Company is not entitled to a deduction when a stock appreciation right is granted. Upon exercising a stock appreciation right, a participant will realize compensation income in an amount equal to the cash or the fair market value of the shares received, and the Company will be entitled to a corresponding deduction.

Restricted Stock. Restricted stock received pursuant to awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such restricted stock does not make the election described below, the participant realizes no taxable income upon the receipt of restricted stock and the Company is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the restricted stock lapse the participant will realize compensation income equal to the fair market value of the shares at that time, less any amount paid for the shares, and the Company will be entitled to a corresponding deduction. A participant’s tax basis in restricted stock will be equal to their fair market value when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon subsequent sale of the shares, the participant will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Individuals receiving restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the participant elects to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account), less any amount paid for the shares, and the Company will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the participant will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize gain or loss with respect to the shares when they are sold. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with the Company, each within 30 days after shares of restricted stock are received, and the participant must also attach a copy of his or her election to his or her federal income tax return for the year in which the shares are received.

Generally, during the restriction period, dividends and distributions paid with respect to restricted stock will be treated as compensation income (not dividend income) received by the participant. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made generally will be treated as dividend income.

Deferred Stock Units. A participant realizes no taxable income when a DSU award is made. When the deferral period for the award ends and the participant receives shares of Common Stock, the participant will realize compensation income equal to the fair market value of the shares at that time and the Company will be entitled to a corresponding deduction. A participant’s tax basis (cost) in shares of Common Stock received at the end of a deferral period will be equal to the fair market value of such shares when such participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands. Dividend equivalents will be taxable to participants upon distribution as compensation income (not dividend income).

Phantom Shares. Participants recognize no taxable income, and the Company is not entitled to a tax deduction, when a phantom share award is granted. When a participant receives payment of a phantom share award, the participant will have compensation income in an amount equal to the cash or fair market value of the stock received, and the Company will be entitled to a corresponding deduction.

Withholding. Participants will be responsible for making appropriate provision for all taxes required to be withheld in connection with any awards, exercises and transfers of shares of Common Stock pursuant to the 2008 Equity Plan. This includes responsibility for all applicable federal, state, local or foreign withholding taxes. A participant may, however, elect to have the Company retain a number of shares the value of which equals the tax withholding in the case of the payment of awards in Common Stock, or the exercise of options or SARs.

Section 162(m). Our entitlement to a deduction with respect to any award is subject to section 162(m) of the Code, which limits the deductibility of compensation paid to certain executive officers, unless such compensation is “performance-based compensation” and meets certain other requirements outlined in Code Section 162(m) and related regulations. Under the 2008 Equity Plan, the Committee may in its discretion grant awards that are intended to qualify as performance-based compensation.

Other Requirements. Additional special rules may apply to certain award holders who are subject to the rules set forth in Section 16 of the Exchange Act.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT PURPORT TO ADDRESS SPECIFIC FEDERAL INCOME TAX CONSIDERATIONS THAT MAY APPLY TO AN INDIVIDUAL BASED ON HIS OR HER PARTICULAR CIRCUMSTANCES, NOR DOES IT ADDRESS STATE OR LOCAL INCOME TAX OR OTHER TAX CONSIDERATIONS THAT MAY BE RELEVANT TO AN AWARD HOLDER.

Exhibit B

INTERSIL CORPORATION

2008 EQUITY COMPENSATION PLAN

(AMENDED AND RESTATED, EFFECTIVE MAY 7, 2008

(EXCEPT AS OTHERWISE PROVIDED HEREIN))

Intersil Corporation, a Delaware corporation, wishes to attract key employees, directors and consultants to the Company, its Subsidiaries and its Affiliates, to induce key employees, directors and consultants to remain with the Company, its Subsidiaries and its Affiliates and to encourage them to increase their efforts to make the Company’s business more successful, whether directly or through its Subsidiaries. In furtherance thereof, the Intersil Corporation 2008 Equity Compensation Plan is designed to provide equity-based incentives to key employees, directors and consultants of the Company, its Subsidiaries and its Affiliates. Awards under the Plan may be made in the form of Options, Stock Appreciation Rights, Restricted Stock, Phantom Shares or Deferred Stock Units.

1.	DEFINITIONS.

Whenever used herein and unless otherwise provided in a Participant’s Award Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) each Person of which such specified Person or an Affiliate (as defined in clause (i) above) thereof shall, directly or indirectly, beneficially own at least 5% of any class of outstanding capital stock or other evidence of beneficial interest at such time.

“Award” means, except where referring to a particular category of grant under the Plan, an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Phantom Share or Deferred Stock Unit.

“Award Agreement” means a certificate issued by the Company to a Participant evidencing and setting forth the terms and conditions of an Award made under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means the Participant’s (i) act or acts of dishonesty, moral turpitude or criminality with respect to his or her employment or other service with the Company, (ii) continued failure to perform such Participant’s duties as an Employee, Director or Consultant, as reasonably determined by the Board (or the Committee, if such power is so delegated by the Board) acting in good faith, after reasonable notice of such failure and opportunity to cure such failure (if curable) is given to such Participant by the Board (or the Committee, if such power is so delegated by the Board), or (iii) willful or deliberate violations of such Participant’s obligations to the Company that result or could reasonably be expected to result in material injury to the Company. For these purposes “Company” shall include the Subsidiaries or Affiliates of the Company, as applicable.

“Change in Control” means the happening of any of the events described below, provided, however that to the extent required to avoid accelerated or additional taxation under Section 409A of the Code such definition shall be modified, in the Committee’s discretion, to mean solely a change in ownership or effective control of the Company within the meaning of Section 409A(1)(2)(v) of the Code and the applicable guidance thereunder:

(i) any Person, other than (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, (e) a Participant or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes the Participant), or the individuals who serve on the Board as of the effective date hereof (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, any person who becomes a director subsequent to the effective date hereof, whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Board, shall for purposes of this clause (ii) be considered an Incumbent Director;

(ii) the consummation of a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or

(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder.

“Committee” means the Committee appointed by the Board under Section 3.

“Common Stock” means Class A Common Stock of the Company, par value $.01 per share, either currently existing or authorized hereafter.

“Company” means Intersil Corporation, a Delaware corporation, or any successor thereto.

“Consultant” means a key consultant rendering service to the Company, its Subsidiaries or its Affiliates.

“Deferred Stock Unit” or “DSU” means the unfunded right awarded under Section 10 to receive a Share after the applicable vesting period or deferral period expires and other conditions, including, when applicable, the attainment of specified Performance Goals, provided by the Committee are satisfied.

“Director” means a member of the Board who is not an employee of the Company or a Subsidiary.

“Disability” means a Participant either:

(i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

“Employee” means a key employee of the Company, its Subsidiaries or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Fair Market Value” per Share means, on any given date (i) if the Shares are then listed on a national stock exchange, the closing price per Share on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if the Shares are not then listed on a national exchange, but are then quoted on NASDAQ or a similar quotation system, the closing price for the Shares as quoted on NASDAQ or a similar quotation system on such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code (and, with respect to Incentive Stock Options Section 422 of the Code) and the applicable guidance thereunder.

“Grantee” means an Employee, Director or Consultant who is granted a Stock Appreciation Right, Restricted Stock, Phantom Share or Deferred Stock Unit hereunder.

“Incentive Stock Option” means an Option which is an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means the right to purchase, at the price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

“Optionee” means an Employee, Director, or Consultant to whom an Option is granted, or the Successors of the Optionee, as the context so requires.

“Option Price” means the exercise price per Share of an Option.

“Participant” means a Grantee or Optionee.

“Performance Goal” means the goal established by the Committee for a performance measuring period during the period permitted by Section 162(m) of the Code, based upon one or more criteria that the Committee shall select from the following: revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction.

“Person” means any individual, partnership, corporation, company, limited liability company, association, trust, joint venture, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Phantom Share” means a right, pursuant to the Plan, of the Grantee to payment of the Phantom Share Value.

“Phantom Share Value” per Phantom Share, means the Fair Market Value of a Share or, if so provided by the Committee, such Fair Market Value to the extent in excess of a base value established by the Committee at the time of grant.

“Plan” means this Intersil Corporation 2008 Equity Compensation Plan, as amended from time to time.

“Restricted Stock” means an award of Shares that are subject to restrictions hereunder as described in Section 8.

“Retirement” means the Separation from Service of a Participant with the Company under circumstances which would entitle an Employee to an immediate pension under one of the Company’s approved retirement plans or retirement as determined by the Committee in its absolute discretion pursuant to such other standard as may be adopted by the Committee.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations thereunder.

“Separation from Service” means a Participant’s termination of employment or other service, as applicable, with the Company and its Subsidiaries that meets the requirements of a “separation from service” as defined in Section 409A of the Code and guidance thereunder. For these purposes, service with the Company or its Subsidiaries does not include any period of required notice under applicable law prior to Separation from Service, or during which a Participant is receiving severance pay or “pay in lieu of notice”. Cessation of service as an officer, Employee, Director or Consultant shall not be treated as a Separation from Service if the Participant continues without interruption to serve thereafter in a material manner in another one (or more) of such other capacities, as determined by the Committee in its sole discretion. Unless otherwise required under Section 409A of the Code, a transfer of employment or service between the Company and a Subsidiary or Affiliate shall not be deemed a Separation from Service. However, individuals employed by or providing services to an entity that ceases to be Subsidiary or Affiliate shall be deemed to have incurred a Separation from Service as of the date such entity ceases to be a Subsidiary or Affiliate.

“Settlement Date” means the date determined under Section 9.4(c).

“Share” means one share of Common Stock of the Company.

“Specified Employee” means a “specified employee” as determined in accordance with the requirements under Section 409A(a)(2)(B) of the Code.

“Stock Appreciation Right” or “SAR” means the right granted under Section 7 to receive, in cash or Shares, as determined by the Committee, the increase in the Fair Market Value of a Share underlying the SAR from the date of grant to the date of exercise.

“Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code. In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any company that is a “parent corporation” with respect to the Company under Section 424(e) of the Code.

“Successor of the Optionee” means: (i) the legal representative of the estate of a deceased Optionee, (ii) persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee or (iii) persons who shall acquire the right to exercise an Option on behalf of the Optionee as the result of a determination by a court or other governmental agency of the incapacity of the Optionee.

2.	EFFECTIVE DATE AND TERMINATION OF PLAN.

The original effective date of the Plan is May 7, 2008, subject to the approval of the stockholders of the Company. The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the earlier of the adoption of the Plan and any amendment and restatement thereto by (i) the Board or (ii) the approval of the Plan by the stockholders of the Company; provided, however, that the Board (or the Committee, if such power is so delegated by the Board) may at any time prior to that date terminate the Plan.

3.	ADMINISTRATION OF PLAN.

(a) The Plan shall be administered by the Committee appointed by the Board. The Committee shall consist of at least two individuals each of whom shall be a “non-employee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act and shall (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as “outside directors” for purposes of Section 162(m) of the Code and related Treasury regulations and meet the requirements for “independence” of any applicable stock exchange or securities self-regulatory organization. Notwithstanding the foregoing, the Board or the Committee may designate one or more officers or Board members to serve as a “Secondary Committee” and delegate to the Secondary Committee authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3 or Section 162(m) of the Code. The Secondary Committee shall have the same authority with respect to selecting the individuals to whom such Awards are granted and establishing the terms and conditions of such Awards as the Committee has under the terms of the Plan.

(b) The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. No member of the Committee may act as to matters under the Plan exclusively relating to such member. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder.

(c) Subject to the provisions of the Plan, the Committee shall in its discretion as reflected by the terms of the Award Agreements (i) authorize the granting of Awards to Employees, Directors or Consultants of the Company and its Subsidiaries; (ii) determine the eligibility of an Employee, Director or Consultant to receive an Award subject to Section 4 hereof, (iii) determine the number of Shares to be covered under any Award Agreement, considering the position and responsibilities of the Employee, Director or Consultant, the nature and value to the Company of the Employee’s, Director’s or Consultant’s present and potential contribution to the success of the Company whether directly or through a Subsidiaries and such other factors as the Committee may deem relevant, and (iv) determine the Performance Goals, if any, that apply to the receipt or vesting of any Award hereunder and certify that such Performance Goals have been attained, if applicable.

(d) The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as determined by the Committee. The Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement.

(e) Without limiting the generality of the Committee’s discretion hereunder, the Committee may (subject to such considerations as may arise under Section 16 of the Exchange Act, or under other corporate, securities or tax laws) take any steps it deems appropriate, that are not inconsistent with the purposes and intent of the Plan, to establish Performance Goals applicable to Awards otherwise permitted to be granted hereunder, and to attempt to procure stockholder approval with respect thereto, to take into account the provisions of Section 162(m) of the Code and the regulations thereunder.

4.	ELIGIBILITY.

Any Employee, Director or Consultant of the Company or its Subsidiaries or Affiliates who is designated by the Committee as eligible to participate in the Plan shall be eligible to receive an Award under the Plan, provided that no Incentive Stock Option shall be granted to a Director or Consultant and no Option or SAR shall be granted to any Employee, Director or Consultant of any Affiliate with respect to which the Company or a Subsidiary does not have a “controlling interest” as defined under Section 409A of the Code.

5.	SHARES AND UNITS SUBJECT TO THE PLAN; TERM OF AWARDS.

5.1.	In General.

(a) Subject to Section 5.2, and subject to adjustments as provided in Section 15, the total number of Shares subject to Awards granted under the Plan, in the aggregate, may not exceed 12,300,000; provided that each share issued pursuant to an Award other than an Option or SAR shall reduce the number of Shares available for issuance under the Plan by 2.33 Shares. For example, if all Awards under the Plan are in the form of Restricted Stock Awards, 5,278,970 Shares are available for issuance, subject to adjustment as provided in Section 15. Shares distributed under the Plan may be treasury Shares or authorized but unissued Shares. If any Shares covered by an Award are later canceled or forfeited or for any other reason are not, and will not be, payable under the Plan, such Shares may again be made the subject of Awards under the Plan; however, such Shares shall be counted against the Individual Limit (as defined in Section 5.2).

(b) The certificates for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any rights of first refusal or other restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate.

5.2.	Other Limitations.

In no event may any Participant receive Awards totaling more than 666,667 Shares in any calendar year (the “Individual Limit”), or in the case of Awards payable in cash $2,000,000. The aggregate Fair Market Value, determined as of the date an Award is granted, for Awards that are intended to be Incentive Stock Options which are first exercisable by the Optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000. To the extent an Award purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence the portion of the Award in excess of such limit shall be a Non-Qualified Stock Option.

5.3.	Term of Awards.

The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Award exceed a period of seven years from the date of grant.

6.	PROVISIONS APPLICABLE TO STOCK OPTIONS.

6.1.	Grant of Option.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those eligible Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates to whom Options are to be granted and the number of Shares to be optioned to each such Employee, Director and Consultant; (ii) determine whether to grant Incentive Stock Options, Non-Qualified Stock Options, or both (to the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option hereunder); provided that Incentive Stock Options may only be granted to Employees; (iii) cause each Option to be designated as an Incentive Stock Option or a Non-Qualified Stock Option; (iv) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.

6.2.	Option Price.

(a) The Option Price shall be determined by the Committee on the date the Option is granted and shall be reflected in the Award Agreement, as the same may be amended from time to time subject to section 6.2(b). Any particular Award Agreement may provide for different exercise prices for specified amounts of Shares subject to the Option provided that the Option Price with respect to each Option (regardless of whether it is an Incentive Stock Option or Non-Qualified Stock Option) shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted. Notwithstanding the foregoing, in the case of the grant of an Incentive Stock Option to an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), the Option Price with respect to each Option shall not be less than 110% of the Fair Market Value of a Share on the day the Option is granted.

(b) The Option Price of an Option awarded under the Plan shall not be reduced after the grant of such Option, except in the case of a change in capital structure as described in Section 15.1(a), unless such reduction is approved by a majority of the shares present and voted at a duly called meeting of the shareholders.

6.3.	Period of Options Vesting and Exercisability.

(a) Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the seventh anniversary of the date of grant or shall have such other shorter term as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

(b) The Award Agreement may, but need not, include a provision whereby the Optionee may elect at any time while an Employee, Director, or a Consultant to exercise the Option as to any part or all of the Shares subject to the Option prior to the full vesting of the Option. Any Shares so purchased (i) shall vest in accordance with the vesting schedule otherwise applicable to the Option, (ii) shall, prior to vesting, be subject to a repurchase right in favor of the Company, with the repurchase price to be equal to the lesser of (x) the exercise price paid or (y) the Fair Market Value of the Shares on the date of such repurchase, and (iii) shall be subject to any other restriction the Company determines to be appropriate.

(c) Unless otherwise provided in the Award Agreement or herein, no Option (or portion thereof) shall ever be vested and exercisable, and no Shares acquired pursuant to such Option shall ever be vested, if the Optionee has a Separation from Service before the time at which such Option or Shares would otherwise have become vested, and any Option that would otherwise become vested and exercisable, or Shares that would otherwise become vested, after such Separation from Service shall be forfeited upon such separation. Notwithstanding the foregoing provisions of this Section 6.3, Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or vested, and Shares subject to such schedule may be fully or more rapidly vested, at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee’s Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee’s death, may be exercised by the Successors of the Optionee.

6.4.	Exercisability Upon and After Separation of Optionee.

(a) The Committee shall provide in the Award Agreement the extent (if any) to which any Option may be exercised upon the Separation from Service of the Optionee.

(b) Except as may otherwise be expressly set forth in this Section 6 or as may otherwise be expressly provided under the Award Agreement, no provision of this Section 6 is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable upon the Separation from Service.

6.5.	Exercise of Options.

(a) Subject to vesting and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

(b) Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Incentive Stock Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

(c) If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Affiliate) thereupon has a tax-withholding obligation, shall pay to the Company (or such Affiliate) an amount equal to any withholding tax the Company (or Affiliate) is required to pay as a result of the disqualifying disposition.

6.6.	Payment.

(a) The aggregate Option Price shall be paid in full within three days of exercise. Payment must be made by one of the following methods

(i) cash or a certified or bank cashier’s check;

(ii) in cash or a certified or bank cashier’s check or wire transfer received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Shares covered by the Option,

(iii) if approved by the Committee in its discretion Shares of Common Stock owned by the Participant for at least six months prior to the exercise and having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or

(iv) by any combination of such methods of payment or any other method acceptable to the Committee in its discretion; provided, that such method does not result in an impermissible or illegal arrangement of or extension of credit by the Company to the Participant.

(b) Except in the case of Options exercised by certified or bank cashier’s check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option. Any fractional Shares resulting from an Optionee’s election that is accepted by the Company shall be paid in cash.

6.7.	Exercise by Successors.

An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Option Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Company or the Committee, if and as applicable.

6.8.	Nontransferability of Option.

Each Option granted under the Plan shall by its terms be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death. The Committee may (but need not) permit other transfers of Non-Qualified Stock Options, where the Committee concludes that such transferability (i) does not result in an acceleration resulting in U.S. federal income taxation under Section 409A of the Code, and (ii) is otherwise appropriate and desirable.

7.	PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS

The grant of Stock Appreciation Rights (SARs) shall be subject to the following terms and conditions:

7.1.	Grant of SARs: Any SAR granted under the Plan shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and shall specify the number of Shares subject to the SAR and the exercise price for the SAR. The Agreement may contain such other provisions not inconsistent with the terms of the Plan as the Committee shall deem advisable. The exercise price of a SAR shall not be less than the Fair Market Value of the Common Stock on the date of grant.

7.2.	Tandem SARs. A SAR granted under the Plan may, if the Committee so provides, be granted in tandem with all or a portion of a related Option. A SAR granted in tandem with an Option may be granted either at the time of the grant of the Option or at a time thereafter during the term of the Option and shall be exercisable only to the extent that the related Option is exercisable. The exercise price of a SAR granted in tandem with an Option may not be less than the Fair Market Value of the Shares underlying the related Option on the date of the SAR grant.

7.3.	Exercise of a SAR: A SAR shall entitle the Participant to exercise such SAR (or any portion of such SAR) by surrendering the SAR in exchange for a payment equal to the excess of the Fair Market Value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR. Such payment may be in cash, in shares of Common Stock, in shares of Restricted Stock, or any combination thereof, as the Committee shall determine. Upon exercise or lapse of a SAR issued in tandem with an Option or lapse thereof, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise or lapse, and such shares shall no longer be available for purchase under the Option. Conversely, if the related Option is exercised, or lapses, as to some or all of the shares of Common Stock covered by the grant, the related SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise or lapse.

7.4.	Other Applicable Provisions: Unless specifically provided in this Article VII and unless otherwise provided in an Award Agreement, a SAR shall be subject to the same terms and conditions applicable to Options as stated in Article VI.

8.	PROVISIONS APPLICABLE TO RESTRICTED STOCK.

8.1.	Grant of Restricted Stock.

Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock to eligible Employees, Directors and Consultants; (ii) determine the restrictions applicable to Restricted Stock; and (iii) determine or impose other conditions to the grant of Restricted Stock under the Plan as it may deem appropriate.

8.2.	Certificates.

(a) Each Grantee of Restricted Stock shall be issued a stock certificate in respect of Restricted Stock awarded under the Plan. Such certificate shall be registered in the name of the Grantee. Without limiting the generality of Section 5.1(b), the certificates for Restricted Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Intersil Corporation 1999 Equity Compensation Plan and an Award Agreement issued by Intersil Corporation to the registered owner. Copies of such Plan and Award Agreement are on file in the offices of Intersil Corporation.

(b) The Committee shall require that the stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award. If and when such restrictions lapse, the stock certificates shall be delivered by the Company to the Grantee or his or her designee as provided in Section 8.3.

8.3.	Restrictions and Conditions.

(a) Unless otherwise provided by the Committee, the Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i) Subject to the provisions of the Plan and the Award Agreement, during a period commencing with the date of the Award and ending on the date the period of forfeiture with respect to the Restricted Stock lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Restricted Stock awarded under the Plan (or have such Shares attached or garnished). Subject to the provisions of the Award Agreement and clauses (iii) and (iv) below, the period of forfeiture with respect to Restricted Stock granted hereunder shall lapse as provided in the applicable Award Agreement.

(ii) Except as provided in the foregoing clause (i), the Grantee shall have, in respect of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash dividends, which dividends shall be held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and shall be forfeited if the underlying Shares are forfeited). Certificates for Shares (not subject to restrictions) shall be delivered to the Grantee or his or her designee promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Restricted Stock.

(iii) Subject to the provisions of the Award Agreement and clause (iv) below, if the Grantee has a Separation from Service by the Company for Cause, or by the Grantee for any reason, during the applicable period of forfeiture, then all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee.

(iv) Subject to the provisions of the Award Agreement, in the event the Grantee has a Separation from Service on account of death or Disability, or the Grantee has a Separation from Service by the Company for any reason other than Cause, during the applicable period of forfeiture, then restrictions will immediately lapse on all Restricted Stock granted to the applicable Grantee.

(b) Subject to Section 8.3(a)(iv), the restriction period applicable to any grant of Restricted Stock shall expire after a one-year period or ratably over a two-, three-, four-, or five-year restriction period, as authorized by the Committee, unless the earlier vesting of a Restricted Stock grant is based upon the attainment of a Performance Goal (or Performance Goals); provided, however, that unless otherwise specifically provided in the Plan otherwise, in no event shall the applicable restriction period expire prior to the first anniversary of the date of such grant.

9.	PROVISIONS APPLICABLE TO PHANTOM SHARES.

9.1.	Grant of Phantom Shares.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Phantom Shares to eligible Employees, Directors and Consultants and (ii) determine or impose other conditions to the grant of Phantom Shares under the Plan as it may deem appropriate.

9.2.	Term.

The Committee may provide in an Award Agreement that any particular Phantom Share shall expire at the end of a specified term.

9.3.	Vesting.

(a) Phantom Shares shall vest and first become exercisable according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant.

(b) Unless otherwise provided in the Award Agreement, if a Grantee has a Separation from Service, any and all of the Grantee’s Phantom Shares which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding.

9.4.	Settlement of Phantom Shares.

(a) Each vested and outstanding Phantom Share shall be settled by the transfer to the Grantee of one Share; provided that, the Committee at the time of grant may provide that a Phantom Share may be settled (i) in cash at the applicable Phantom Share Value, (ii) in cash or by transfer of Shares as elected by the Grantee in accordance with procedures established by the Committee or (iii) in cash or by transfer of Shares as elected by the Company.

(b) Each Phantom Share shall be settled with a single-sum payment by the Company; provided that, with respect to Phantom Shares of a Grantee which have a common Settlement Date, the Committee may permit the Grantee to elect in accordance with procedures established by the Committee to receive installment payments over a period not to exceed ten (10) years. Such election must be made (i) in the year before the award is made, (ii) within 30 days of initial eligibility under the Plan, (iii) within 30 days of a grant but only if there is at least a 12 month vesting requirement attached to the Award and the deferral election is made at least 12 months before any portion of the Award is scheduled to vest, or (iv) if the Award is subject to attainment of Performance Goals, at least 6 months prior to the date the applicable performance period for such Performance Goal ends.

(c) The Settlement Date with respect to a Grantee is the first day of the month to follow the Grantee’s Separation from Service, provided that a Grantee may elect, in accordance with procedures to be adopted by the Committee, that such Settlement Date will be deferred as elected by the Grantee to a time permitted by the Committee under procedures to be established by the Committee. Elections under this Section 9.4(c) will not be effective for twelve months and must be made no later than twelve (12) months prior to the date on which the Award would otherwise be settled and must permit payment of a lump-sum or the commencement of payments over a period not to exceed ten (10) years (as specified in the form of election) no earlier than five (5) years following the date upon which payment would otherwise commence under the terms of the Award Agreement.

(d) Notwithstanding anything to the contrary in Section 9.4(c) above, to the extent required by Section 409A of the Code and guidance thereunder, if the Grantee is a Specified Employee on the date of his Separation from Service, the Settlement Date shall not occur until six (6) months after such Specified Employee’s Separation from Service for any reason other than death or Disability.

(e) Notwithstanding the foregoing, the Settlement Date, if not earlier pursuant to this Section 9.4(c), is the date of the Grantee’s death.

9.5. Other Phantom Share Provisions.

(a) Rights or benefits with respect to Phantom Shares granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance attachment, charge, garnishment, execution, or levy of any kind, wither voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, charge or otherwise dispose of any right or benefits payable hereunder shall be void.

(b) A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder shall be made to the Grantee’s estate. If a Grantee with a vested Phantom Share dies, such Phantom Share shall be settled and the Phantom Share Value in respect of such Phantom Shares paid, and any payments deferred pursuant to an election under Section 9.3(c) shall be accelerated and paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee’s beneficiary or estate, as applicable.

(c) Phantom Shares are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan. Each Grantee’s right in the Phantom Shares is limited to the right to receive payment, if any, as may herein be provided. The Phantom Shares do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of ERISA. The right of any Grantee of Phantom Shares to receive payments by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained in the Plan shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company. Without limiting Section 9, no provision of the Plan shall be interpreted to confer any voting, dividend or derivative or other similar rights with respect to any Phantom Shares.

10.	PROVISIONS APPLICABLE TO DEFERRED STOCK UNITS

10.1.	Grant of DSUs. Subject to the terms of the Plan, the Committee may grant Deferred Stock Units to eligible Employees, Directors and Consultants pursuant to an Award Agreement, which contains such terms and conditions as determined by the Committee.

10.2.	Vesting; Other Restrictions. The DSUs granted under the Plan shall vest and be paid in accordance with the terms provided for by the Committee in an Award Agreement; provided, however, that, except as otherwise provided in the Plan with respect to a Change in Control, such Award Agreement shall, in the discretion of the Committee, provide that either (i) no DSUs shall vest prior to the third anniversary of the date of grant, unless such vesting occurs due to attainment of a Performance Goal (or Performance Goals), in which case no DSU shall vest prior to the first anniversary of the date of grant, or (ii) DSUs shall vest ratably over a two-, three-, four-, or five-year period, as determined by the Committee in its discretion. The DSU may be subject to additional terms and conditions as the Committee so determines in its sole and absolute discretion. Unless the Committee provides otherwise in an applicable Award Agreement, in the event of a Separation from Service not for Cause, all unvested DSUs will be forfeited upon Separation from Service. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code and guidance thereunder, distributions of Common Stock underlying a DSU made to a Specified Employee upon a Separation from Service shall not be made earlier than the date which is six months following such Specified Employee’s Separation from Service for any reason other than death or Disability.

10.3.	Deferral of DSUs. The terms of a DSU grant may provide for the elective deferral of receipt of a DSU in accordance with terms established by the Compensation Committee. Such deferral must be made (i) in the year before the award is made, (ii) within 30 days of initial eligibility under the Plan, (iii) within 30 days of a grant but only if there is at least a 12 month vesting requirement attached to the Award and the deferral election is made at least 12 months before any portion of the Award is scheduled to vest, or (iv) if the Award is subject to attainment of Performance Goals, at least 6 months prior to the date the applicable performance period for such Performance Goal ends. Such deferral also must defer receipt of the DSU for a period of no less than five (5) years after the date upon which the DSU would vest absent such election. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code and guidance thereunder, distributions of Common Stock underlying a DSU made to a Specified Employee upon a Separation from Service shall not be made earlier than the date which is six months following such Specified Employee’s Separation from Service for any reason other than death or Disability.

10.4.	Certificates; Shareholder Rights; Dividends. A Share certificate shall not be issued to the Grantee prior to vesting or the expiration of any applicable deferral period under section 10.3. Prior to the date a Share is issued, a Grantee shall not have the right to vote the shares or receive dividends. However, the Committee may provide for payments that are equal to the amount of the dividends which are otherwise payable with respect to unvested or deferred DSUs (“Dividend Equivalents”) provided that such Dividend Equivalents shall be subject to the same restrictions as the underlying DSU.

10.5.	Non-Transferability. A DSU Grantee may not sell, transfer, assign or in any other way convey or encumber a DSU, nor may a DSU Grantee voluntarily or involuntarily sell, transfer, pledge, alienate, encumber or assign the Common Stock issued at issue under the Plan.

11.	Claims Procedure. With respect to Phantom Shares and Deferred Stock Units, but only to the extent ERISA is applicable to an Award or a Participant, the Company shall administer a claims procedure as follows:

11.1.	Initial Claim. A Participant or his or her beneficiary who believes that he or she is entitled to benefits under the Plan (the “Claimant”), or the Claimant’s authorized representative acting on behalf of such Claimant, must make a claim for those benefits by submitting a written notification of his or her claim of right to such benefits. Such notification must be on the form and in accordance with the procedures established by the Committee.

11.2.	Procedure for Review. The Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently to similarly situated Claimants. Any notification to a Claimant required hereunder may be provided in writing or by electronic media, provided that any electronic notification shall comply with the applicable standards imposed under section 2520.104b-1(c) of Title 29 of the Code of Federal Regulations.

11.3.	Claim Denial Procedure. If a claim is wholly or partially denied, the Committee shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefor, and (iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA following an adverse benefit determination on review.

11.4.	Appeal Procedure. In the case of an adverse benefit determination, the Claimant or his or her representative shall have the opportunity to appeal to the Committee for review thereof by requesting such review in writing to the Committee within 60 days of receipt of notification of the denial. Failure to submit a proper application for appeal within such 60 day period will cause such claim to be permanently denied. The Claimant or his or her representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be deemed “relevant” to a claim in accordance with section 2560.503-1(m)(8) of Title 29 of the Code of Federal Regulations. The Claimant or his or her representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his or her representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

11.5.	Decision on Appeal. The Committee shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim (the relevance of a document, record or other information will be determined in accordance with section 2560-1(m)(8)) of Title 29 of the Code of Federal Regulations and (iv) a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA.

12.	TAX WITHHOLDING.

12.1. In General.

The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require a Participant to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the exercise of any Option or SAR, (ii) the lapsing of any restrictions applicable to any Restricted Stock or DSUs, (iii) the receipt of a distribution in respect of Phantom Shares or (iv) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code).

12.2. Share Withholding.

(a) Upon the exercise of an Option, the Participant may, if approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event that the Optionee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

(b) Upon the lapsing of restrictions on Restricted Stock or DSUs (or other income-recognition event), the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes.

12.3. Withholding Required.

Notwithstanding anything contained in the Plan to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Participant and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Option, Restricted Stock or Phantom Shares shall be forfeited upon the failure of the Participant to satisfy such requirements with respect to, as applicable, (i) the exercise of an Option or SAR, (ii) the lapsing of restrictions on DSUs or Restricted Stock (or other income-recognition event) or (iii) distributions in respect of any Phantom Shares.

12.4.	For purposes of this Section 12, the “Company” shall include the Company, its Subsidiaries and its Affiliates, as applicable.

13.	REGULATIONS AND APPROVALS.

13.1.	The obligation of the Company to sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

13.2.	The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

13.3.	Each Award (or issuance of Shares in respect thereof) is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of an Award or no payment shall be made or Shares issued in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

13.4.	In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

13.5.	Without amending the Plan, Awards may be granted to Participants who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

14.	INTERPRETATION AND AMENDMENTS, OTHER RULES.

The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which an Award shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee, except as provided in clause (ii) of the foregoing sentence, shall be final and binding upon all persons. The Board (or the Committee, if such power is so delegated by the Board) may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to an Award previously granted unless such amendments are required in order to comply with applicable laws; provided that the Board (or the Committee, if such power is so delegated by the Board) may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

15.	CHANGES IN CAPITAL STRUCTURE; CHANGE IN CONTROL.

15.1. Changes in Capital Structure.

(a) If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then:

(x) the maximum aggregate number of Shares which may be made subject to Awards under the Plan, shall be appropriately adjusted by the Committee; and/or

(y) the Committee shall take any such action as in its judgment shall be necessary to preserve the Participants’ rights in their respective Awards substantially proportionate to the rights existing in such Awards prior to such event, including, without limitation, adjustments in (A) the number of Awards granted, (B) the number and kind of shares or other property to be distributed in respect of Awards, (C) the Option Price (or exercise price of a SAR), and (D) performance-based criteria established in connection with Awards; provided that, in the discretion of the Committee, the foregoing clause (D) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 15.1(a) had the event related to the Company.

(b) Any Shares or other securities distributed to a Grantee with respect to Restricted Stock shall be subject to the restrictions and requirements imposed by Section 8, including depositing the certificates therefor with the Company together with a stock power and bearing a legend as provided in Section 8.2(a).

(c) If the Company shall be consolidated or merged with another corporation, each Grantee who has received Restricted Stock that is then subject to restrictions imposed by Section 8.3(a) may be required to deposit with the successor corporation the certificates for the stock or securities or the other property that the Grantee is entitled to receive by reason of ownership of Restricted Stock in a manner consistent with Section 8.2(b), and such stock, securities or other property shall become subject to the restrictions and requirements imposed by Section 8.3(a), and the certificates therefor or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 8.2(a).

15.2. Change in Control.

(a) Options and SARs. Upon a Change in Control, unless otherwise provided by the Committee or in an Award Agreement, the Committee, in its discretion, may take one or more of the following actions with respect to all Options that are outstanding and unexercised as of such Change in Control: (i) accelerate the vesting and exercisability of all such Options or SARs to the extent unvested and unexercisable, such that all outstanding Options or SARs are fully vested and exercisable, (ii) cancel all outstanding vested Options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option or SAR as of the date of the Change in Control over the Option Price (or, in the case of a SAR, the exercise) of such portion, (iii) terminate all Options or SARs immediately prior to the Change in Control, provided that the Company provide the Optionee an opportunity to exercise the Option within a specified period following the Optionee’s receipt of a written notice of such Change in Control and of the Company’s intention to terminate the Option prior to such Change in Control, or (iv) require the successor corporation, following a Change in Control if the Company does not survive such Change in Control, to assume all outstanding Options or SARs and to substitute such Options or SARs with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of Optionees or SAR Grantees with respect to such Options or SARs.

(b) Other Awards. Upon a Change in Control, all Restricted Stock, Phantom Shares and DSU grants that are outstanding may, at the discretion of the Committee, become immediately and fully vested. Unless otherwise provided in an applicable Award Agreement, upon a Change in Control, all vested Phantom Shares and DSU grants shall be distributed in a single sum payment. Notwithstanding the foregoing, payment of vested Phantom Shares and DSU grants may be delayed in connection with the Change in Control to the extent permitted under Section 409A of the Code.

15.3.	Committee Authority. The judgment of the Committee with respect to any matter referred to in this Section 15 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

16.	MISCELLANEOUS.

16.1. No Rights to Employment or Other Service.

Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company, its Subsidiaries or its Affiliates or interfere in any way with the right of the Company, its Subsidiaries or its Affiliates and its stockholders to terminate the individual’s employment or other service at any time.

16.2. No Fiduciary Relationship.

Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company, its Subsidiaries or Affiliates, or any of their officers or the Committee, on the one hand, and the Participant, the Company, its Subsidiaries, its Affiliates or any other person or entity, on the other.

16.3. Notices.

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Committee or mailed to its principal office, addressed to the attention of the Committee; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 16.3.

16.4. Exculpation and Indemnification.

The Company shall indemnify and hold harmless the members of the Board and the members of the Committee, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

16.5. Captions.

The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

16.6. Governing Law.

THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS.

Exhibit C

SUMMARY DESCRIPTION OF EMPLOYEE STOCK PURCHASE PLAN

The following description of the Employee Stock Purchase Plan (the “ESPP”) is qualified in its entirety by reference to the applicable provisions of the plan document. A copy of the ESPP is attached to this proxy statement as Exhibit D.

Purpose. The Company’s Board of Directors adopted the ESPP to promote the interests of the Company by providing eligible employees with the opportunity to acquire an ownership interest in the Company through participation in a payroll deduction based employee stock purchase plan designed to qualify under Section 423 of the Internal Revenue Code.

Eligibility and Participation. Any employee of the Company or its participating affiliates on active payroll status who customarily works more than 20 hours per week for more than five months each calendar year is eligible to participate in the ESPP. Employees who are five-percent owners are not eligible to participate in the ESPP. Generally, an election to participate in the ESPP must be made during a semi-annual enrollment period, in accordance with the enrollment procedures prescribed by the ESPP’s administrator. The semi-annual enrollment periods will occur at the times specified by the ESPP’s administrator. As of March 13, 2008, there were approximately 1,467 employees were eligible to participate in the ESPP.

Administration. The ESPP is administered by the Company’s Board of Directors or by a committee appointed by the Board (the “Committee”). The Committee consists of at least two individuals who qualify as “outside directors” and “non-employee directors,” as those terms are defined by section 162(m) of the Internal Revenue Code and Rule 16b-3 of the Securities Exchange Act of 1934, respectively.

The ESPP’s administrator may make such rules and regulations and establish such procedures for the administration of the ESPP, as it deems appropriate. The administrator shall have authority to interpret the ESPP, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law and shall take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the ESPP or the administration or interpretation thereof.

Shares of Stock Available Under the ESPP. Currently, up to 2,333,334 shares of Company stock are available for issuance under the ESPP, of which 1,957,704 shares have previously been issued as of March 13, 2008. As of March 13, 2008, approximately 375,630 shares remained available for purchase under the ESPP. If the proposed amendment to the ESPP is approved, available shares will increase by 200,000. Available shares are authorized but un-issued or reacquired Common Stock, including Common Stock purchased on the open market. The number of available shares is subject to adjustment in the event of a stock dividend, stock split, combination of shares, exchange of shares or other similar change affecting the outstanding Common Stock.

Purchase of Common Stock. Shares of Common Stock will be offered to eligible employees during the purchase periods established by the ESPP. There are two six-month purchase periods: (1) beginning with the first trading day in April and ending on the last trading day in September, and (2) beginning with the first trading day in October and ending on the last trading day in March.

Each participant enrolls in the ESPP for a given purchase period by authorizing payroll deductions designating a percentage of compensation—from 1% to 10%, in 1% increments—to be withheld and credited to an account in his or her name. These contributions are made on an after-tax basis. No interest is credited to this account. An election to participate in the ESPP for a particular purchase period applies to subsequent purchase periods, unless it is revoked as described below. A participant may not change his or her elected payroll deduction percentage during a purchase period.

Participants have the right to purchase shares of Common Stock on the purchase date occurring at the end of each purchase period during which they participated in the Plan. On the purchase date, the Participant’s accumulated payroll deductions are used to purchase shares of Common Stock. The purchase price of each share of Common Stock will be eighty-five percent (85%) of the fair market value per share of Common Stock on the applicable purchase date. The number of shares of Common Stock which will be purchased on behalf of a participant on the purchase date will be that whole and fractional number of shares obtained by dividing the total amount of the participant’s payroll deductions for that purchase period by the purchase price in effect for that purchase date. The number of shares of Common Stock which may be purchased is subject to the limitations on the maximum number of shares each participant may purchase each calendar year, as described below. Any payroll deductions not used because of these limitations are refunded to the participant or rolled over for subsequent purchase periods at the discretion of the ESPP’s administrator.

Stock Purchase Limits. The Internal Revenue Code and the ESPP impose certain limits on the amount of Common Stock that can be purchased with payroll deductions under the ESPP. Under the Code and the ESPP, a participant may not purchase Common Stock under the ESPP in an aggregate amount which exceeds $25,000 in fair market value of Common Stock (determined as of the first trading day of the relevant purchase period) during a calendar year. When adopted, the ESPP provided that a maximum of 25,000 shares could be purchased on any one purchase date, subject to adjustment for stock dividends, stock splits, combinations of shares, exchanges of shares or other similar changes affecting the outstanding Common Stock. Since the ESPP was adopted, the Company has had a 1 for 1.5 reverse stock split, and the maximum number of shares which can be purchased by an individual on any one purchase date has been adjusted to 16,667 shares.

Termination of Participation. A participant may revoke a payroll deduction election at any time before the last two weeks of the purchase period. Participants who make this revocation will not be allowed to purchase shares on the purchase date. In addition, no further payroll deductions will be collected with respect to that purchase period, and any payroll deductions already collected are refunded to the participant without interest. A revocation is irrevocable with respect to a particular purchase period. However, a participant may choose to begin participating again by enrolling during the semi-annual enrollment period occurring before the start date of the next purchase period for which he or she is eligible to participate.

If a participant is on a leave of absence, the participant will be deemed to be an employee for a period of up to 90 days. If the leave of absence is paid, the participant’s payroll deduction election in effect at the time of leave will continue. If the leave is unpaid, no deductions or contributions will be permitted during the leave. If the participant returns to work within 90 days, payroll deductions under the ESPP will automatically resume at the rate in effect at the time the leave began. If the participant’s leave lasts longer than 90 days, the participant will cease to be an eligible employee under the ESPP.

Should a participant cease to be an eligible employee for any reason (including being on leave of absence for more than 90 days, death, long-term disability or lay-off) during any purchase period for which the participant has made an election, then his or her payroll deductions with respect to that purchase period will terminate. Upon termination of employment, disability, death, or upon being on leave for more than 90 days, the participant’s previous payroll deductions will be refunded in cash (without interest).

Shareholder Rights. Participants have all of the rights and privileges of a stockholder of the Company with respect to the shares of Common Stock purchased under the ESPP. A participant will only receive dividends paid on the Common Stock purchased if the purchase occurred before the applicable record date for such dividend.

Effective Date, Termination and Amendment. The effective date of the ESPP was March 1, 2000. The Board Directors may amend the ESPP at any time and for any reason. However, unless approved by the stockholders of the Company, no amendment can:

•	Increase the maximum number of shares of Common Stock that may be purchased under the ESPP or the maximum number of shares that may be purchased by a participant on any one purchase date;

•	Change the purchase price formula so as to reduce the purchase price; or

•	Materially increase the benefits payable under the ESPP or materially modify the requirements for eligibility to participate under the ESPP.

The Board of Directors may terminate the ESPP at any time at its discretion. Unless renewed by the Board of Directors and the Company’s shareholders, the ESPP will terminate on February 28, 2010.

Plan Benefits

The number of shares of Common Stock that will be purchased or received in the future by participants in the ESPP is not currently determinable. All shares that are currently outstanding under the ESPP are reflected in the Equity Compensation Plan Information table in this proxy statement.

Summary of U.S. Federal Income Tax Consequences

Federal Tax Treatment. A participant recognizes no taxable income and the Company is not entitled to a deduction for the year in which the participant enrolls in the ESPP nor for the year in which he or she purchases stock under the ESPP.

Section 423 of the Code establishes a holding period which is important in determining how any gain or loss on disposition of shares acquired under the ESPP is to be treated. Currently, this holding period is two years from the beginning of the purchase period for shares purchased at the end of such period. If a participant sells or otherwise disposes of shares prior to the expiration of the required holding period (a “disqualifying disposition”), the participant will recognize compensation income at that time equal to the excess of the fair market value of the shares on the purchase date over the purchase price of the shares. Any amount recognized upon a disqualifying disposition in excess of the fair market value of the shares on the purchase date will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year. If the sales price is less than the sum of the purchase price and the amount included in income as a result of the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending on whether the shares have been held for more than one year.

If a participant sells his or her shares after the holding period described above, he or she will recognize compensation income in an amount equal to the lesser of (i) 15% of the fair market value of the Common Stock determined as of the first day of the purchase period or (ii) the excess, if any, of the fair market value of the Common Stock on the date of sale over the purchase price. If the purchase price exceeds the fair market value on the date of sale, no amount is reported as compensation income. If the fair market value of the Common Stock on the date of sale exceeds the sum of the purchase price plus any amount recognized as compensation income, as described above, the amount of such excess is recognized as a long-term capital gain. If the purchase price exceeds the fair market value on the date of sale, such excess is a long-term capital loss.

Withholding. The Company will deduct from participants’ payroll checks all federal, state, local and other taxes required by law to be withheld with respect to any income attributed to participants as a result of their participation in the ESPP.

If a participant makes a disqualifying disposition, and, if the Company or any affiliate has a tax-withholding obligation because of such disposition, the participant must pay to the Company or the affiliate an amount equal to any such withholding tax.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT PURPORT TO ADDRESS SPECIFIC FEDERAL INCOME TAX CONSIDERATIONS THAT MAY APPLY TO AN ESPP PARTICIPANT BASED ON HIS OR HER PARTICULAR CIRCUMSTANCES, NOR DOES IT ADDRESS STATE OR LOCAL INCOME TAX OR OTHER TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PARTICIPANT.

Exhibit D

THE INTERSIL CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

(AMENDED AND RESTATED EFFECTIVE May 7, 2008)

1.	Purpose of the Plan

This Plan is intended to promote the interests of Intersil Corporation by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

2.	Definitions

Capitalized terms herein shall have the following meanings:

2.1.	“Compensation” shall mean the total earnings paid to a Participant by one or more Participating Corporations during such individual’s period of participation in the Plan, plus any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate; provided that Compensation shall not include the following items of compensation:

2.1.1.	any extraordinary income compensation of a non-recurring nature;

2.1.2.	any award made or amount paid pursuant to an employer’s equity-based compensation arrangement including, but not limited to, performance shares, stock options (including any exercise thereof), restricted stock, stock appreciation rights (including any exercise thereof), and dividend equivalents;

2.1.3.	severance pay or special retirement pay;

2.1.4.	imputed compensation, such as employer-paid group insurance premiums; and

2.1.5.	reimbursements or other allowances for automobile, relocation, tax-equalization, travel or educational expenses.

2.2.	“Board” shall mean the Corporation’s Board of Directors.

2.3.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4.	“Committee” shall mean the committee described in Section 3 below.

2.5.	“Common Stock” shall mean the Corporation’s common stock.

2.6.	“Corporate Affiliate” shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

2.7.	“Corporate Transaction” shall mean either of the following stockholder-approved transactions to which the Corporation is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

2.8.	“Corporation” shall mean Intersil Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Intersil Corporation which shall by appropriate action adopt the Plan.

2.9.	“Effective Date” shall mean March 1, 2000. The Effective Date of this Amendment and Restatement shall be May 7, 2008. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Date shall designate a subsequent Effective Date with respect to its employee-Participants.

2.10.	“Eligible Employee” shall mean any employee on active payroll status who is employed by a Participating Corporation on such terms that he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Section 3401(a) of the Code, with the exception of Five-Percent Owners, as defined in Section 2.13 below.

2.11.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12.	“Fair Market Value” per share of Common Stock as of a particular date means (i) if the shares of Common Stock are then listed on a national stock exchange, the closing sales price per share of Common Stock on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if shares of Common Stock are not then listed on a national stock exchange but are then quoted on NASDAQ or a similar quotation system, the closing price for the shares of Common Stock as quoted on NASDAQ or a similar quotation system on such date, or if no sale was made on such date on NASDAQ or a similar quotation system, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine; provided that, where the shares of Common Stock are so listed or traded, the Committee may make such discretionary determinations where the shares have not been traded for 10 Trading Days. Notwithstanding the foregoing, upon the date of an initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, the “Fair Market Value” per share of Common Stock means the price at which such stock is initially offered by the Company in such public offering.

2.13.	“Five-Percent Owner” shall mean any individual who would, immediately after the grant of purchase rights, as described in Section 8.1, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

2.14.	“Participant” shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

2.15.	“Participating Corporation” shall mean the Corporation and such Corporate Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan are listed in the attached Schedules, which may be amended from time to time.

2.16.	“Plan” shall mean the Corporation’s Employee Stock Purchase Plan, as set forth in this document.

2.17.	“Purchase Date” shall mean the last Trading Day of each purchase period, i.e., the last Trading Day of September and March of each year in which the Plan is maintained by the Corporation.

2.18.	“Trading Day” shall mean any day on which shares of the Company’s Common Stock are actively traded.

3.	Administration of the Plan

The Plan shall be administered by the Board, or by a Committee appointed by the Board. All references to the Committee herein shall apply to the Board in the event that no Committee is appointed pursuant to this Section. Such Committee shall, at such times as the Common Stock is registered pursuant to Section 12 of the Exchange Act, consist of at least two individuals each of whom shall be a “non-employee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act and shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to purchase rights offered hereunder), qualify as “outside directors” for purposes of Section 162(m) of the Code and related Treasury regulations. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. The Committee shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Committee shall be final and binding on all parties having an interest in the Plan.

4.	Stock Subject to the Plan

4.1.	Number of Shares. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock that may be issued over the term of the Plan shall not exceed 2,533,334 shares.

4.2.	Adjustments. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

5.	Purchase Periods

5.1.	Purchase Period. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive purchase periods until the termination of the Plan pursuant to Section 10.2.

5.2.	Duration of Purchase Period. Except for the initial purchase period, each purchase period shall have a duration of six (6) months. Purchase periods shall run from April 1st to September 30th and from October 1st to March 31st; provided that the first purchase period shall begin on the date of the Corporation’s initial public offering and end on September 30, 2000.

6.	Eligibility

6.1.	Eligible Employees. Each individual who is an Eligible Employee shall be eligible to participate in the Plan on the start date of any purchase period under the Plan.

6.2.	Participation. To participate in the Plan for a particular purchase period, the Eligible Employee must complete the enrollment procedure prescribed by the Committee (or its designate), at the time specified by such procedures. Such enrollment will include authorizing payroll deductions as described in Section 7 below. An Eligible Employee’s election to participate in the Plan for a particular purchase period shall apply to subsequent purchase periods, unless revoked by the Eligible Employee, as provided in Section 7 and 8.

7.	Payroll Deductions

7.1.	Election and Revocation. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any multiple of one percent (1%) of the Compensation paid to the Participant during each purchase period, up to a maximum of ten percent (10%). The deduction rate so authorized shall continue in effect for the entire purchase period. The rate of payroll deduction may not be increased or decreased during the purchase period. However, the Participant may, at any time during a purchase period, revoke his or her payroll deduction election by using the procedures prescribed by the Committee. The revocation shall become effective as soon as possible following the completion of such procedure. The revocation of a payroll deduction election results in the termination of the Participant’s outstanding purchase rights, as provided in Section 8.6.1 below.

7.2.	Beginning Date. Payroll deductions shall begin on the first pay period following the start date of the purchase period and shall (unless sooner terminated by the Participant) continue through the pay period ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance outstanding from time to time in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

7.3.	Ending Date. Payroll deductions shall automatically cease upon the termination of the Participant’s purchase rights in accordance with the provisions of the Plan.

7.4.	No Further Obligation. Subject to the limitations set forth in Sections 7.4 and 9 below, the Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date.

8.	Purchase Rights

8.1.	Grant of Purchase Rights. A Participant shall be granted a separate purchase right on the start date of each purchase period in which he or she elects to participate. Such purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. Under no circumstances shall a purchase right be granted under the Plan to any Eligible Employee if such individual would immediately after the grant be a Five-Percent Owner, as defined in Section 2.13.

8.2.	Exercise of the Purchase Rights. Purchase rights shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with Section 8.6. below) on such date. The purchase shall be accomplished by applying the Participant’s payroll deductions for the purchase period ending on such Purchase Date to the purchase of shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for that purchase period.

8.3.	Purchase Price.

8.3.1.	Unless otherwise provided by the Committee the purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date shall be eighty-five (85%) of the Fair Market Value per share of Common Stock on the Purchase Date.

8.4.	Number of Shares That May Be Purchased. The number of shares of Common Stock that will be purchased by a Participant on each Purchase Date shall be that number of shares (including fractional shares) of Common Stock obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period ending with that Purchase Date by the purchase price in effect for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 16,667 shares, subject to periodic adjustments as provided in Section 4.2. and subject to the limitation in Section 9.

8.5.	Excess Payroll Deductions. Any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be refunded to the Participant or held for the purchase of shares of Common Stock for the Participant on the next Purchase Date at the sole discretion of the Plan’s administrator.

8.6.	Termination of Payroll Deductions During a Purchase Period. The following provisions shall govern the termination of payroll deduction elections during a purchase period rights:

8.6.1.

Participant Election to Terminate Payroll Deductions. A Participant may, at any time before the last two weeks of a purchase period, terminate his or her payroll deductions by revoking his or her payroll deduction election through the procedure described above, and no further payroll deductions shall be collected from the Participant during the purchase period in which such revocation is made. Any payroll deductions collected during the purchase period in which a revocation of payroll deduction election occurs shall be refunded in cash.

8.6.2.	Effect of Participant Election to Terminate Payroll Deductions. The termination of a payroll deduction election shall be irrevocable. In order to resume payroll deductions in any subsequent purchase period, such individual must re-enroll in the Plan on or before the start date of the next purchase period for which the individual is eligible to participate.

8.6.3.	Termination of Participation Upon Ceasing to be an Eligible Employee. Should the Participant cease to remain an Eligible Employee for any reason (including death or disability) while his or her purchase rights are outstanding, then such Participant’s right to continue payroll deduction contributions shall immediately terminate, and all of the Participant’s payroll deductions accumulated prior to such termination shall be refunded as soon as practicable following such termination of employment.

8.6.4.	Effect of Leave of Absence Upon Participation. Should the Participant cease to remain in active service by reason of an approved leave of absence, then such Participant’s right to continue payroll deduction contributions shall terminate on the date which is 91 days after the day the Participant last rendered active service, and all of the Participant’s payroll deductions accumulated prior to such date shall be refunded to the Participant as soon as practicable following such date.

8.7.	Corporate Transaction. Outstanding purchase rights shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the purchase period in which such Corporate Transaction occurs to the purchase of shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase. The Corporation shall use its best efforts to provide at least ten (10) days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction in accordance with Section 8.6.1 above.

8.8.	Proration of Purchase Rights. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any Purchase Date exceed the number of shares then available for issuance under the Plan, the Committee shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

8.9.	Assignability. Purchase rights shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

8.10.	No Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase rights until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

8.11.	Dividends. Once shares are purchased on a Participant’s behalf, to the extent that dividends are paid on such shares, such dividends shall be distributed in cash to the Participant.

9.	Accrual Limitations

9.1.	Twenty-Five Thousand Dollar Limit. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

9.2.	Application of the Limit. For purposes of applying such accrual limitations, (i) the right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the purchase period for which such right is granted and, (ii) the right to acquire Common Stock under any outstanding purchase right shall accrue in accordance with the rate preserved in the Plan, but in the event may such rate exceed Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for any one calendar year.

9.3.	Refund of Excess. If solely by reason of such accrual limitations, the purchase rights of a Participant does not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase rights shall be refunded within thirty (30) days or at the sole discretion of the Committee held until the next purchase period for which such Participant is eligible to make a purchase under the Plan.

9.4.	Limit Controls. In the event there is any conflict between the provisions of this Section 9 and one or more provisions of the plan or any instrument issued thereunder, the provisions of this Section 9 shall be controlling.

10.	Effective Date and Termination of the Plan

10.1.	Effective Date. The Plan was adopted by the Board on November 3, 2000 and became effective on March 1, 2000. As amended and restated, the Plan is effective on May 7, 2008.

10.2.	Termination of the Plan. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) February 28, 2010, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

11.	Amendment of the Plan

The Board may alter, amend, suspend or discontinue the Plan at any time, with such change to become effective immediately following the close of any purchase period. However, the Board may not, without the approval of the Corporation’s stockholders, (i) materially increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

12.	General Provisions

12.1.	Costs and Expenses. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

12.2.	No Right to Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

12.3.	Governing Law. The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

SCHEDULE A

Corporations Participating in

Employee Stock Purchase Plan

As of May 7, 2008

Intersil Corporation

☐	■

INTERSIL CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of common stock of INTERSIL CORPORATION, a Delaware corporation, hereby appoints David B. Bell and Vern Kelley with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Class A Common Stock of Intersil Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company’s headquarters, located at 1001 Murphy Ranch Road, Milpitas, California 95035, on May 7, 2008 at 8:00 a.m., local time, and at any and all adjournments and postponements thereof, as follows:

SEE REVERSE SIDE

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF

INTERSIL CORPORATION

May 7, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■ 20930303000000000000 1	050708

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	To elect nine directors to serve on the Company’s Board of Directors until the next annual meeting of shareholder, or until their successors are duly elected and qualified.					FOR	AGAINST	ABSTAIN
		NOMINEES:		2.	To ratify the appointment of KPMG LLP as the Company’s independent, registered certified public accountants.	☐	☐	☐
	☐ FOR ALL NOMINEES	¡ David B. Bell ¡ Dr. Robert W. Conn ¡ James V. Diller ¡ Gary E. Gist ¡ Mercedes Johnson ¡ Gregory Lang ¡ Jan Peeters ¡ Robert N. Pokelwaldt ¡ James A. Urry
				3.	To approve and adopt the 2008 Equity Compensation Plan with 12.3 million shares available for issuance under the plan.	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
	☐ FOR ALL EXCEPT			4.	To ratify an amendment to increase the number of shares authorized under the 2000 Employee Stock Purchase Plan from 2,333,334 to 2,533,334 an increase of 200,000 shares available for issuance	☐	☐	☐
(See instructions below)
				5.	To transact any other business that may properly come before the Annual Meeting.
INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the oval next to each nominee you wish to withhold, as shown here: ●

These items of business are more fully described in the proxy statement. The record date for the Annual Meeting is March 13, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■